Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CARLISLE INTERCONNECT TECHNOLOGIES, INC.

AND

3S ACQUISITION COMPANY

AND

TSEI HOLDINGS, INC.

AND

THE STOCKHOLDERS

AND

CARLISLE COMPANIES INCORPORATED
(solely for purposes of §9.15 hereof)

AND

BROCKWAY MORAN & PARTNERS FUND II, L.P.
(solely in its capacity as Equityholders’ Representative)

DATED AS OF NOVEMBER 11, 2011

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

INDEX TO SCHEDULES AND EXHIBITS

Schedule 1.1(a)	-	Stockholders and Optionholders
Schedule 1.3	-	Knowledge
Schedule 3.1	-	Due Organization, Good Standing and Corporate Power
Schedule 3.2	-	Non-Contravention
Schedule 3.3	-	Capital Stock
Schedule 3.4	-	Consents and Approvals
Schedule 3.5	-	Financial Statements; Undisclosed Liabilities
Schedule 3.6	-	Absence of Certain Changes
Schedule 3.7	-	Compliance With Laws
Schedule 3.8	-	Permits
Schedule 3.9	-	Litigation
Schedule 3.10	-	Employee Benefit Plans
Schedule 3.11	-	Labor Matters
Schedule 3.11(c)	-	Work Permits
Schedule 3.12	-	Tax Matters
Schedule 3.13	-	Intellectual Property
Schedule 3.14	-	Material Contracts
Schedule 3.15(b)	-	Leased Real Property
Schedule 3.15(b)(ii)	-	Leased Real Property Breach or Default
Schedule 3.16	-	Title to and Condition of Assets Other Than Real Property Interests
Schedule 3.17(a)	-	Environmental Matters
Schedule 3.17(b)	-	Environmental Permits
Schedule 3.18	-	Insurance
Schedule 3.19	-	Customers and Suppliers
Schedule 3.20	-	Product Warranties
Schedule 3.21	-	Product Liability
Schedule 3.22	-	Affiliate Transactions
Schedule 4.3	-	Purchaser/Merger Sub Consents and Approvals
Schedule 5.3	-	Pre-Closing Conduct of Business
Schedule 5.7		Required Consents

Exhibit A	-	Form of Escrow Agreement
Exhibit B	-	Form of Closing Estimate and Funds Flow Statement
Exhibit C	-	Form of Option Cancellation Agreement
Exhibit D	-	Form of Equityholders’ Written Consent
Exhibit E	-	Form of BMP Non-Competition Agreement
Exhibit F	-	Form of Mark J. Silk Non-Competition Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as amended, supplemented or otherwise modified in accordance with the provisions hereof, this “Agreement”) is made and entered into as of November 11, 2011, by and among (i) Carlisle Interconnect Technologies, Inc., a Delaware corporation (“Purchaser”), (ii) 3S Acquisition Company, a Delaware corporation and a wholly owned Subsidiary of Purchaser (“Merger Sub”), (iii) TSEI Holdings, Inc., a Delaware corporation (the “Company”), (iv) holders of all of the outstanding Common Shares (as such term is defined below) as set forth under the column captioned “Stockholders” in the table set forth on Schedule 1.1(a) (the “Stockholders”), (v) Carlisle Companies Incorporated, a Delaware corporation (“Parent”), solely for purposes of joining §9.15 of this Agreement, and (vi) Brockway Moran & Partners Fund II, L.P., a Delaware limited partnership, solely in its capacity as Equityholders’ Representative hereunder.

Preliminary Statements:

A.                                   Purchaser has formed Merger Sub for the purpose of merging it with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned Subsidiary of Purchaser.

B.                                     The respective boards of directors of Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, determined that the merger of Merger Sub with and into the Company, as set forth below (the “Merger”), is fair to, and in the best interest of, each such corporation and its stockholders, and declared that the Merger is advisable; the respective boards of directors of Purchaser, Merger Sub and the Company have authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby; and the respective boards of directors of Merger Sub and the Company have recommended acceptance of the Merger and adoption of this Agreement by their respective stockholders, in accordance with the Delaware General Corporation Law, as amended (the “DGCL”).

C.                                     All of the Stockholders have approved and adopted the Merger on the terms and subject to the conditions sets forth in this Agreement pursuant to the Joint Unanimous Written Consent of the Equityholders, a copy of which is attached to this Agreement as Exhibit D (the “Equityholders’ Written Consent”).

D.                                    Purchaser, in its capacity as the sole stockholder of Merger Sub, has approved and adopted the Merger on the terms and subject to the conditions set forth in this Agreement pursuant to a written consent of the sole stockholder of Merger Sub (the “Merger Sub Shareholder Approval”).

E.                                      Upon the consummation of the Merger, each issued and outstanding share of the Common Stock, par value $0.001 per share (each, a “Common Share” and, collectively, the “Common Shares”) of the Company then issued and outstanding will be converted into the right to receive the cash merger consideration described herein, upon the terms and conditions of this Agreement.

Agreement:

In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties to this Agreement agree as follows:

ARTICLE 1
Definitions

1.1                                 Defined Terms.  In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated:

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Authority having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Delay” means (i) any formal request by any Antitrust Authority for additional information or documentary material received by any party hereto or any of their respective Affiliates, or (ii) any request by any Antitrust Authority for any party hereto to withdraw any filing(s) required of it or any of its Affiliates under the HSR Act in connection with this Agreement.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Authority” means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Los Angeles, California.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Closing Cash” means the aggregate book balance of cash and cash equivalents, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Audited Balance Sheet, on hand at the Company and the Company Subsidiaries as of 11:59 p.m., Los Angeles time, on the Closing Date.

“Closing Estimate and Funds Flow Statement” means the Closing Estimate and Funds Flow Statement, in substantially the form of Exhibit B hereto.

“Closing Indebtedness” means the amount of aggregate Indebtedness of the Company and the Company Subsidiaries that is outstanding, plus the aggregate net liability of the Company and the Company Subsidiaries for accrued but unpaid income Taxes, plus the aggregate liability of the Company and the Company Subsidiaries for underfunded pension or other Employee Benefit Plans for the benefit of retirees, in each case, as of 11:59 p.m., Los Angeles time, on the Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Company Subsidiaries” means Tri-Star Electronics International, Tri-Star Europe and Tri-Star Technologies.

“Company Transaction Expenses” means (i) all expenses of the Company and the Company Subsidiaries incurred or to be incurred (prior to and through the Closing Date) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing, including fees and disbursements of attorneys, accountants and other advisors and service providers, payable by the Company or any of the Company Subsidiaries (prior to and through the Closing) pursuant to §9.1 and which have not been paid as of the Closing Date, (ii) the sale bonuses payable in connection with the Closing of the transactions contemplated hereby, and (iii) the employer portion of employment Taxes (i.e., the 1.45% Medicare Tax and the portion of the 6.2% FICA Tax not previously satisfied) associated with such sale bonuses and the Option Payments (the “Specified Employer Taxes”).  Without limitation as to the foregoing, all investment banking fees, commissions and expenses payable or reimbursable to the Company Investment Bankers shall be deemed to be Company Transaction Expenses.  For the avoidance of doubt, in no event shall any advisory fees, transaction fees or other amounts payable by the Surviving Corporation to Purchaser or any Affiliate of Purchaser in connection with the consummation of the transactions contemplated hereby be included in Company Transaction Expenses.

“Confidentiality Agreement” means the letter agreement by and between Harris Williams LLC (dba Harris Williams & Co.), as the authorized agent of the Company, and Carlisle Companies Incorporated, dated October 13, 2011.

“Contract” means any written or legally binding oral agreement, contract or instrument including all amendments thereto in effect on the date hereof other than purchase orders entered into in the Ordinary Course of Business.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company, or

(b) for purposes of the “applicable sections” under Section 414(t)(2) of the Code, which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Environmental Claim” means any written notice or claim by any Person or any Authority alleging liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) of the Company or any of the Company Subsidiaries arising out of, based on or resulting from (a) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned, leased or operated by the Company or any of the Company Subsidiaries, or (b) any violation of any Environmental, Health and Safety Law.

“Environmental, Health and Safety Law” means any Law, Order or other requirement of Law, relating to (a) pollution or the protection of the environment, (b) public health and safety (as such Laws relate to environmental protection), or (c) employee health and safety (as such Laws relate to environmental protection), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equityholders” means, collectively, the Stockholders and the Effective Time Option Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder.

“Escrow Agreement” means the Escrow Agreement, in substantially the form of Exhibit A hereto, to be entered into prior to the Effective Time, by and among the Equityholders’ Representative, Purchaser and the Escrow Agent.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any federal, state, local, provincial or foreign Tax based on, measured by or with respect to income, net worth (but only to the extent such Tax is in lieu of a Tax measured by or with respect to income) or capital, including any interest, penalty or addition thereto.

“Indebtedness” of any Person means (without duplication) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, whether current or funded, or secured or unsecured, including (a) all obligations of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such

Person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (d) all obligations under leases which have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit (but only to the extent drawn), (f) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above, (g) any liability under interest rate swap, hedging or similar agreements, and (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, that Indebtedness with respect to the Company and the Company Subsidiaries shall not include (i) accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business, (ii) the endorsement of negotiable instruments for collection in the Ordinary Course of Business, and (iii) Indebtedness owing from the Company to any of the Company Subsidiaries or from any of the Company Subsidiaries to the Company or any other Company Subsidiary.

“Indemnification Escrow Funds” means all funds deposited and remaining in the Indemnification Escrow Account from time to time.

“Intellectual Property” means (a) any of the following owned by, licensed to, applied for or registered in the name of, the Company or any of the Company Subsidiaries, or in which the Company or any of the Company Subsidiaries has any material rights:  (i) patents and patent applications, (ii) registered and unregistered trademarks and service marks, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (iii) registered and unregistered copyrights, and applications for registration thereof, (iv) internet domain names, and (v) trade secrets; and (b) all other material intellectual property rights necessary to permit the Company or applicable Company Subsidiary to conduct its business as now conducted.

“IRS” means the Internal Revenue Service.

“Law” means any statute, law, ordinance, rule or regulation of any Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of the Company Subsidiaries.

“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option or other adverse claim.

“Loss” or “Losses” means any and all out-of-pocket losses, costs, damages, penalties, fines, and amounts paid in settlement, including reasonable attorneys’ fees and expenses and including, as the context may require, any of the foregoing which arise out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings.  Losses shall not include lost profits, lost revenues, lost opportunities and consequential, punitive and other special damages regardless of the legal theory and in no event shall “Loss” or “Losses” be calculated based on any multiple of lost earnings or other similar methods used to value the equity of the Company and the Company Subsidiaries or any other Person, except, in each case, to the extent that (x) a Third Party Claim alleges such forms of damages, (y) a Purchaser Indemnitee is deemed responsible therefor pursuant to such Third Party Claim and (z) the responsible Purchaser Indemnitee incurs Losses as a result thereof.

“Material Adverse Effect” means (a) with respect to Purchaser and/or Merger Sub, any change, effect, circumstance, development or event that has had, or is reasonably likely to have, a material adverse effect on the ability of Purchaser and/or Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis, and (b) with respect to the Company, any change, effect, circumstance, development or event that, individually or in the aggregate, has had, or is reasonably likely to have, (A) a material adverse effect on the business, properties, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, that for purposes of this clause (b), none of the following shall, in each case, be deemed to constitute a “Material Adverse Effect” or shall be considered in determining whether a “Material Adverse Effect” has occurred:  (i) changes in general economic or political conditions or the financing or capital markets in general (so long as the Company and the Company Subsidiaries, taken as a whole, are not affected thereby in a materially disproportionate manner), (ii) changes in Laws, Orders of any Authority or interpretations thereof by any Authority or changes in accounting requirements or principles applicable to the Company or the Company Subsidiaries (so long as the Company and the Company Subsidiaries, taken as a whole, are not affected thereby in a materially disproportionate manner), (iii) changes affecting generally the industries or markets in which the Company or any of the Company Subsidiaries conduct their businesses (so long as the Company and the Company Subsidiaries, taken as a whole, are not affected thereby in a materially disproportionate manner), (iv) the consummation of the transactions contemplated hereby or change or effect arising solely and directly from any actions by the Company or any of the Company Subsidiaries taken pursuant to the specific terms of this Agreement, (v) any public announcement of the transactions contemplated by this Agreement or any other communication by Purchaser, Merger Sub or their Affiliates to third parties regarding the transactions contemplated by this Agreement and/or Purchaser’s and Merger Sub’s plans or intentions (including in respect of employees) with respect to the transactions contemplated by this Agreement, including Purchaser’s and Merger Sub’s operation of the businesses of the Company or any of the Company Subsidiaries or (vi) any natural disaster or any acts of terrorism, military action or war (whether or not declared) (so long as the Company and the Company Subsidiaries, taken as a whole, are not affected thereby in a materially disproportionate manner), or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substance, oil or hazardous material or other chemical or substance regulated as hazardous or toxic under any Environmental, Health and Safety Laws.

“Options” means all outstanding options to purchase Common Shares.

“Option Cancellation Agreements” means Option Cancellation Agreements, in substantially the form of Exhibit C hereto, to be entered into prior to the Effective Time by and among the Company, the Equityholders’ Representative and one or more holders of Vested Options.

“Option Payments” means the aggregate amount of all “Net Option Closing Payments,” “Partial Purchase Price Escrow Distribution Option Payments,” “Purchase Price Escrow Distribution Option Payments,” “Indemnification Escrow Release Payments,” and “Final Option Payments” (each as defined in the Option Cancellation Agreements) payable to the Effective Time Option Holders pursuant to the Option Cancellation Agreements.

“Order” means any judgment, order, injunction, decree, writ, permit or license of any Authority of competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Company and/or the Company Subsidiaries in the operation of their respective businesses.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (f) any amendment to or restatement of any of the foregoing.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty or the amount or validity of which is being contested in good faith by appropriate proceedings, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (c) easements, covenants, conditions and restrictions of record, (d) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, it does not materially interfere with the conduct of the business of the Company or any of the Company Subsidiaries, (e) any zoning or other governmentally established restrictions or encumbrances, (f) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation, (g) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the Ordinary Course of Business securing amounts which are not overdue for a period of more than sixty (60) days or the amount or validity of which is being contested in good faith by appropriate proceedings, (h) railroad trackage agreements, utility, slope and drainage easements, right of way easements and leases regarding signs, (i) any Orders affecting the Company or any of the Company Subsidiaries or their respective assets, and disclosed on Schedule 3.9, and (j) other imperfections of title, licenses or encumbrances, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries.

“Person” means and includes any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

“Post-Closing Expense Reserve Account” means an account established by the Equityholders’ Representative with a commercial bank for the purpose of receiving, holding and disbursing the Post-Closing Expense Reserve Amount.

“Post-Closing Expense Reserve Amount” means the sum of Five Hundred Thousand Dollars ($500,000).

“Post-Closing Expense Reserve Funds” means the Post-Closing Expense Reserve Amount, together with any interest or other income earned thereon from any investment thereof.

“Pro Rata Share” means:

(a)                                  when such term is used with respect to the Stockholders as a class, an amount equal to the quotient obtained by dividing (a) the number of Common Shares (if any) held by such Stockholder, as of immediately prior to the Effective Time, by (b) the number of Common Shares outstanding as of immediately prior to the Effective Time (excluding any Common Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Purchaser or Merger Sub).

(b)                                 when such term is used with respect to the Equityholders as a class, an amount equal to the quotient obtained by dividing (a) the sum of (i) the number of Common Shares (if any) held by such Equityholder, plus (ii) the number of Common Shares issuable upon the exercise of all Vested Options (if any) held by such Equityholder, in each case as of immediately prior to the Effective Time, by (b) the number of Common Shares outstanding as of immediately prior to the Effective Time (assuming the exercise of all Vested Options outstanding at such time, but excluding any Common Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Purchaser or Merger Sub).

“Purchase Price Adjustment Escrow Funds” means the Purchase Price Adjustment Escrow Amount, together with all other funds deposited and remaining in the Purchase Price Adjustment Escrow Account from time to time.

“Representatives” with respect to any Person, means such Person’s officers, directors, partners, members, employees, representatives or agents or accounting, financial or legal advisors.

“Schedules” means the Schedules accompanying this Agreement.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Solvent” means, with respect to any Person, that (a) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts), (b) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured, (c) such Person has adequate capital to carry on its business, and (d) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“Sponsor Advisory Agreement” means that certain Advisory Agreement, dated as of February 2, 2007, by and among the Company, Tri-Star Electronics International and Brockway Moran & Partners Management II, L.P.

“Subsidiary” with respect to any Person, means (a) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, real property, personal property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and any liability for the payment of any of the foregoing types as a successor or transferee.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Taxing Authority” means any Authority responsible for the administration or imposition of any Tax.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Option Cancellation Agreements and the Equityholders’ Written Consent.

“Tri-Star Electronics International” means Tri-Star Electronics International, Inc., a Delaware corporation.

“Tri-Star Europe” means Tri-Star Electronics (Europe) SA (aka Tri-Star Electronics (Europe) AG and Tri-Star Electronics (Europe) Ltd.), a Swiss corporation.

“Tri-Star Technologies” means Tri-Star Technologies, a California general partnership.

“Vested Options” means the Options to purchase the number of Company Shares listed under the column captioned “Vested Options” in the table set forth on Schedule 1.1(a).

1.2                                 Interpretation.  As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  Unless the context otherwise requires, references herein:  (a) to Articles, Sections (§§), Exhibits and Schedules mean the Articles and Sections (§§) of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement, and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The inclusion of any matter disclosed in any Schedule referenced in Article 3 of this Agreement as an exception to the representations and warranties contained in this Agreement shall be deemed to be disclosed with respect to each other representation and warranty to which it relates without the necessity of repetitive disclosure or cross-reference, so long as such disclosed matter is fairly described with reasonable particularity and detail and such description provides a reasonable indication that the matter applies to another Schedule.  Inclusion of a matter on any Schedule shall expressly not be deemed to constitute an admission by the Company or Equityholder, or otherwise imply, that any such matter is material or creates a measure for materiality for the purposes of this Agreement or of any obligation or liability to any third party.

1.3                                 Knowledge.  When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Company” or words of similar import, it shall mean the current, actual knowledge of the individuals listed on Schedule 1.3 hereto, after reasonable inquiry by such individuals of the employees of the Company and the Company Subsidiaries and others responsible for the fact or matter as to which knowledge is being referenced.

1.4                                 Additional Defined Terms.  In addition to the terms defined in §1.1, the following terms shall have the respective meanings assigned thereto in the Sections indicated below.

Defined Terms	Section

Aggregate Common Stock Merger Consideration	§2.4(a)(ii)
Aggregate Merger Consideration	§2.4(a)(i)
Aggregate Net Option Closing Payments	§2.6(f)
Agreed Claim	§8.6(c)
Agreement	Preamble
Audited Balance Sheet	§3.5(a)
Audited Balance Sheet Date	§3.5(a)
Basket Amount	§8.4(a)
Certificate of Merger	§2.2
Claim	§8.1(d)
Claim Certificate	§8.6(a)
Closing	§2.9
Closing Date	§2.9
Closing Statement	§2.7(a)
Collateral Source	§8.5
Common Share(s)	Preliminary Statement E
Company	Preamble
Company Fundamental Representations	§8.1(a)
Company Investment Bankers	§3.23
Consent	§5.7(b)
Deficiency	§2.7(e)(i)
Department	§3.11I
DGCL	Preliminary Statement B
Disputed Amounts	§2.7I
Effective Time	§2.2
Effective Time Option Holder	§2.6(f)
Employee Benefit Plans	§3.10(a)
Enterprise Value	§2.4(a)(i)(A)
Equityholder Indemnitees	§8.3
Equityholders’ Representative’s Proposed Calculations	§2.7(b)
Equityholders’ Written Consent	Preliminary Statement C
Equityholders’ Representative	§10.1
Escrow Agent	§2.6(b)
Estimated Aggregate Common Stock Merger Consideration Payable at Closing	§2.6(a)
Estimated Aggregate Merger Consideration Payable at Closing	§2.6(g)
Filing(s)	§5.7(a)
Final Common Stock Merger Consideration	§2.7(e)
Final Merger Consideration	§2.5(a)
Financial Statements	§3.5(a)
Fundamental Representations	§8.1(a)

Defined Terms	Section

Indemnification Escrow Account	§2.6(b)
Indemnification Escrow Amount	§2.6(b)
Indemnified Directors and Officers	§5.8(a)
Indemnified Party	§8.6(a)
Indemnifying Party	§8.6(a)
Independent Accounting Firm	§2.7(c)(i)
Listed Intellectual Property	§3.13(a)
Material Contracts	§3.14(a)
Material Customers	§3.19(a)
Material Suppliers	§3.19(b)
Merger	Preliminary Statement B
Merger Sub	Preamble
Merger Sub Shareholder Approval	Preliminary Statement D
Notice of Objection	§2.7(b)
Outside Date	§7.1(b)
Permits	§3.8
Permitted Investments	§10.2(a)
Positive Adjustment Amount	§2.7(e)(iii)
Preferred Shares	§3.3(a)
Purchase Price Adjustment	§2.6(b)
Purchase Price Adjustment Escrow Account	§2.6(b)
Purchase Price Adjustment Escrow Amount	§2.6(b)
Purchaser	Preamble
Purchaser Fundamental Representations	§8.1(a)
Purchaser Indemnitees	§8.2(a)
Real Property Lease(s)	§3.15(b)
Specified Employer Taxes	§1.1 – “Company Transaction Expenses”
Stock Certificate	§2.6(g)
Stockholder Closing Payment	§2.6(g)
Stockholder Fundamental Representations	§8.1(a)
Surviving Corporation	§2.1(b)
Surviving Corporation’s Proposed Calculations	§2.7(a)(A)
Tax Returns	§3.12(a)
Third Party Claim	§8.7(a)
Transfer Taxes	§5.13
Unaudited Balance Sheet	§3.5(a)
Unaudited Balance Sheet Date	§3.5(a)
Work Permits	§3.11(c)

ARTICLE 2
The Merger

2.1                                 The Merger.  At the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the

Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, (c) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL; and (d) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until further amended in accordance with the terms thereof and the DGCL.  The Merger shall have the effects set forth in Section 259(a) of the DGCL.

2.2                                 Effective Time of the Merger.  Prior to the Closing, Merger Sub and the Company shall prepare and execute, and on the Closing Date they shall cause to be filed with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”) in such form as is required by the relevant provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is established by Merger Sub and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.3                                 Directors and Officers of the Surviving Corporation.

(a)                                  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the bylaws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided by the bylaws of the Surviving Corporation.

(b)                                 The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.4                                 Merger Consideration.

(a)                                  For purposes of this Agreement:

(i)                                     the term “Aggregate Merger Consideration” means the sum of (A) Two Hundred Eighty-Five Million Dollars ($285,000,000) (the “Enterprise Value”), plus (B) the amount of the Closing Cash, minus (C) the amount of the Closing Indebtedness, minus (D) the amount of the Company Transaction Expenses, plus or minus (as applicable) (E) the amount, if any, of the Purchase Price Adjustment; and

(ii)                                  the term “Aggregate Common Stock Merger Consideration” means the sum of (A) the Aggregate Merger Consideration, plus (B) the aggregate exercise price of all Vested Options subject to the Option Cancellation Agreements.

2.5                                 Conversion of Capital Stock; Cancellation of Options.

(a)                                  For purposes of this Agreement, the term “Final Merger Consideration” means the Final Common Stock Merger Consideration less the aggregate exercise price of all Vested Options subject to Option Cancellation Agreements.  At the Effective Time, by virtue of the Merger and without any action on the part of any party, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Purchaser or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto) shall, by virtue of the Merger and without any action on the part of the holder thereof, forthwith cease to exist and be converted into and represent the right to receive an amount in cash, without interest, equal to the quotient obtained by dividing (x) the sum of the Final Merger Consideration, minus the aggregate amount of all Option Payments, by (y) the number of Common Shares outstanding at the Effective Time (excluding any Common Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Parent or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto).  A portion of the Final Merger Consideration otherwise payable to the Stockholders pursuant to this §2.5(a) shall be delivered to the Escrow Agent at Closing pursuant to §2.6(b) hereof.

(b)                                 At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall remain outstanding and shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Purchaser shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(c)                                  At the Effective Time, pursuant to the Option Cancellation Agreements, each outstanding Option shall be canceled as of the Effective Time.  For the avoidance of doubt, no Common Share issuable upon exercise of an Option that is subject to an Option Cancellation Agreement shall be deemed outstanding for purposes of this Agreement.

2.6                                 Closing Estimate; Funds Flow and Payments at Closing.

(a)                                         Closing Estimate and Funds Flow Statement.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser the Closing Estimate and Funds Flow Statement, setting forth inter alia (i) the Company’s good faith estimate of the amount of the Closing Cash, (ii) the Company’s good faith estimate of the amount of the Closing Indebtedness, (iii) the Company’s good faith estimate of the amount of the Company Transaction Expenses as of the Closing Date, and (iv) the aggregate exercise price of all Vested Options subject to the Option Cancellation Agreements, which shall quantify in reasonable detail the items constituting such Closing Cash, such Closing Indebtedness, such Company Transaction Expenses, and such aggregate exercise price, if any, and in each case calculated in accordance with the terms of this Agreement.  For purposes of this Agreement, the term “Estimated Aggregate Common Stock Merger Consideration Payable at Closing” means the Aggregate

Common Stock Merger Consideration calculated using the amounts set forth on the Closing Estimate and Funds Flow Statement.

(b)                                        Escrow.  At or immediately following the Effective Time, Purchaser shall deliver or cause to be delivered to Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds, the aggregate sum of (x) Two Hundred Fifty Thousand Dollars ($250,000) (the “Purchase Price Adjustment Escrow Amount”) and (y) Ten Million Dollars ($10,000,000) (the “Indemnification Escrow Amount”), which shall be deposited in separate accounts to be known as the “Purchase Price Adjustment Escrow Account” and the “Indemnification Escrow Account,” each established pursuant to the terms of the Escrow Agreement.  Pursuant to the Escrow Agreement, the Purchase Price Adjustment Escrow Amount shall be utilized exclusively to fund any adjustment to the Estimated Aggregate Common Stock Merger Consideration Payable at Closing pursuant to §2.7(e)(i) or (e)(ii) (the “Purchase Price Adjustment”) and the Indemnification Escrow Amount shall be utilized exclusively to fund any indemnification obligations of the Stockholders to the Purchaser Indemnitees pursuant to §8.2(a) and §8.2(b) and to fund any adjustment to the Estimated Aggregate Common Stock Merger Consideration Payable at Closing pursuant to §2.7(e)(ii).

(c)                                         Post-Closing Expense Reserve Amount.  At or immediately following the Effective Time, Purchaser shall deliver or cause to be delivered to the Equityholders’ Representative the Post-Closing Expense Reserve Amount, by wire transfer of immediately available funds to the Post-Closing Expense Reserve Account pursuant to wire transfer instructions set forth on the Closing Estimate and Funds Flow Statement.

(d)                                        Closing Indebtedness.  At the Closing, Purchaser shall pay or cause to be paid to the holders of the Closing Indebtedness as set forth on the Closing Estimate and Funds Flow Statement an amount sufficient to repay all such Indebtedness in accordance with the payoff letters described therein, by wire transfer of immediately available funds pursuant to wire transfer instructions set forth on the Closing Estimate and Funds Flow Statement, with the result that immediately following the Closing there will be no further monetary obligations of the Surviving Corporation or any of its Subsidiaries with respect to any such Closing Indebtedness.

(e)                                         Company Transaction Expenses.  At or immediately following the Effective Time, Purchaser shall pay or cause to be paid to the Equityholders’ Representative all Company Transaction Expenses (other than the Post-Closing Expense Reserve Amount and the Specified Employer Taxes) evidenced on the Closing Estimate and Funds Flow Statement, by wire transfer of immediately available funds pursuant to wire transfer instructions set forth on the Closing Estimate and Funds Flow Statement, for further payment by the Equityholders’ Representative pursuant to the provisions of the Closing Estimate and Funds Flow Statement.  Receipt by the Equityholders’ Representative shall constitute payment in full by Purchaser and the Company of all such Company Transaction Expenses evidenced on the Closing Estimate and Funds Flow Statement, with no monetary obligations of the Surviving Corporation or its Subsidiaries, or Purchaser or its Affiliates with respect to any such Company Transaction Expenses.

(f)                                           Net Option Closing Payment.  Promptly following the Effective Time on the Closing Date, Purchaser shall cause the Surviving Corporation to pay to each holder of a

Vested Option who, prior to the Effective Time, has executed and delivered to the Equityholders’ Representative and the Company a counterpart of an Option Cancellation Agreement (an “Effective Time Option Holder”) the “Net Option Closing Payment” (as such term is defined in the Option Cancellation Agreement to which such Effective Time Option Holder is a party) payable to such Effective Time Option Holder pursuant to such Option Cancellation Agreement, which payment shall be made on the terms of and subject to the conditions contained in such Option Cancellation Agreement.  For purposes of this Agreement, “Aggregate Net Option Closing Payments” means the aggregate amount of such Net Option Closing Payments payable to the Effective Time Option Holders pursuant to this §2.6(f) and the Option Cancellation Agreements.  For the avoidance of doubt, all calculations of amounts payable by the Surviving Corporation under the Option Cancellation Agreements shall be made by the Equityholders’ Representative and approved by the Surviving Corporation, such approval to not be unreasonably withheld, delayed or conditioned, and such calculations shall be conclusive and binding on the parties to this Agreement and to the other Transaction Documents.

(g)                                        Stock Closing Payment.  For purposes of this Agreement, the term “Estimated Aggregate Merger Consideration Payable at Closing” means the Aggregate Merger Consideration calculated using the amounts set forth on the Closing Estimate and Funds Flow Statement.  On the Closing Date upon surrender by such Stockholder to Purchaser of the certificate(s) representing the Common Shares held by such Stockholder immediately prior to the Effective Time (each, a “Stock Certificate”), or at such later date when a Stockholder surrenders to the Surviving Corporation its, his or her Stock Certificate(s), Purchaser shall cause the Surviving Corporation to pay to each Stockholder, by wire transfer of immediately available funds to the account of such Stockholder as set forth on the Closing Estimate and Funds Flow Statement, an amount (the “Stockholder Closing Payment”) equal to the product of (i) the Estimated Aggregate Merger Consideration Payable at Closing (less the Purchase Price Adjustment Escrow Amount, the Indemnification Escrow Amount, the Post-Closing Expense Reserve Amount and the Aggregate Net Option Closing Payments), multiplied by (ii) a fraction, the numerator of which is the number of Common Shares owned of record by such Stockholder on the Closing Date and the denominator of which is the aggregate number of Common Shares outstanding at the Effective Time (excluding any Common Shares which are held by any wholly owned Subsidiary of the Company or in the treasury of the Company or held by Purchaser or Merger Sub, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto). Each Stock Certificate shall be accompanied by a duly completed and executed letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificate(s) shall pass, only upon proper delivery of the Stock Certificate(s) to Purchaser and contain a certificate of non-foreign status pursuant to U.S. Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) or (B), as the case may be, and shall be in such form and have such other provisions (but in no event shall include any restrictive covenants) as Purchaser may reasonably specify and which shall be reasonably acceptable to the Company.  Until so surrendered, each Stock Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article 2.  No interest shall be paid or accrued in respect of such payments.  If the Merger consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such portion of the Merger consideration that the Stock Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and that the Person requesting such transfer pay to the Surviving Corporation any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of Purchaser or the Surviving Corporation that such Taxes have been paid or are not required to be paid.  In the event any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed, Purchaser or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Stock Certificate the portion of the Merger consideration deliverable in respect thereof as determined in accordance with this Article 2; provided, that the Person to whom such portion of the Merger consideration is paid shall, as a condition precedent to the payment or delivery thereof, indemnify Purchaser and the Surviving Corporation in a manner reasonably satisfactory to them against any claim that may be made against Purchaser, Merger Sub or the Surviving Corporation with respect to the Stock Certificate claimed to have been lost, stolen or destroyed.

2.7                                 Post-Closing Adjustment.

(a)                                  Promptly after the Closing Date, and in any event not later than thirty (30) days following the Closing Date, Purchaser shall cause the Surviving Corporation to prepare and deliver to the Equityholders’ Representative a statement (the “Closing Statement”) setting forth:  (A) the Surviving Corporation’s good faith calculations (the “Surviving Corporation’s Proposed Calculations”) of (1) the amount of the Closing Cash, (2) the amount of any Company Transaction Expenses not (x) paid by the Company prior to the Effective Time, or (y) deducted in connection with the calculation of the Estimated Aggregate Common Stock Merger Consideration Payable at Closing, and (3) the amount of the Closing Indebtedness, and (B) a recalculation of the Estimated Aggregate Common Stock Merger Consideration Payable at Closing based on such amounts.  Prior to and following delivery by the Surviving Corporation of the Closing Statement, the Surviving Corporation shall provide the Equityholders’ Representative and its Representatives with prompt and reasonable access to the books and records of the Surviving Corporation, Merger Sub and the Company, as the case may be, and any other document or information reasonably requested by the Equityholders’ Representative in order to allow the Equityholders’ Representative and its Representatives to verify the accuracy of the Surviving Corporation’s Proposed Calculations.

(b)                                 In the event that the Equityholders’ Representative does not object to the Surviving Corporation’s Proposed Calculations by written notice of objection (the “Notice of Objection”) delivered to the Surviving Corporation within thirty (30) days after the Equityholders’ Representative’s receipt of the Closing Statement, such Notice of Objection to set forth in reasonable detail (A) the Equityholders’ Representative’s alternative calculations (the “Equityholders’ Representative’s Proposed Calculations”) of (i) the amount of the Closing Cash, (ii) the amount of any Company Transaction Expenses not (x) paid by the Company prior to the Effective Time, or (y) deducted in connection with the calculation of the Estimated Aggregate Common Stock Merger Consideration Payable at Closing, and (iii) the amount of the Closing Indebtedness, and (B) a recalculation of the Estimated Aggregate Common Stock Merger Consideration Payable at Closing based on such amounts, the recalculation of the Estimated Aggregate Common Stock Merger Consideration Payable at Closing as set forth in the Surviving Corporation’s Proposed Calculations shall be deemed final and binding.

(c)                                  If the Equityholders’ Representative delivers a Notice of Objection to the Surviving Corporation within the thirty (30) day period referred to in §2.7(b), then (A) any amount of the Surviving Corporation’s proposed recalculation of the Estimated Aggregate Common Stock Merger Consideration Payable at Closing that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding, and (B) any dispute with respect to the Surviving Corporation’s proposed recalculation of the Estimated Aggregate Common Stock Merger Consideration Payable at Closing (all such disputed amounts with respect to the calculation of the Aggregate Merger Consideration, the “Disputed Amounts”) shall be resolved as follows:

(i)                                     The Equityholders’ Representative and the Surviving Corporation shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection.  In the event that a written agreement determining the Disputed Amounts has not been reached within fifteen (15) Business Days after the date of receipt by the Surviving Corporation from the Equityholders’ Representative of the Notice of Objection, the Equityholders’ Representative and the Surviving Corporation shall select the Los Angeles office of a mutually acceptable and nationally recognized independent accounting firm (such firm, the “Independent Accounting Firm”) to resolve the Disputed Amounts in accordance with the provisions of this §2.7(c).  The parties acknowledge that the Los Angeles office of Deloitte & Touche LLP is a mutually acceptable firm to be designated as the Independent Accounting Firm.

(ii)                                  The Independent Accounting Firm shall conduct its own review and verification of any item set forth on the Closing Statement and shall select either the Equityholders’ Representative’s Proposed Calculations of the Disputed Amounts or the Surviving Corporation’s Proposed Calculations of the Disputed Amounts or an amount in between the two.

(iii)                               The Equityholders’ Representative and the Surviving Corporation shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a decision in accordance with this §2.7(c), along with a statement of reasons therefor, within thirty (30) days of the submission of the Disputed Amounts to the Independent Accounting Firm or a reasonable time thereafter.  The decision of the Independent Accounting Firm shall be final and binding upon the Equityholders’ Representative, the Equityholders, Purchaser and the Surviving Corporation and the decision of the Independent Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(iv)                              In the event the Equityholders’ Representative and the Surviving Corporation submit any Disputed Amounts to the Independent Accounting Firm for resolution, the Surviving Corporation and the Equityholders’ Representative (on behalf of the Equityholders) shall each pay their own costs and expenses incurred under this §2.7(c) and the fees and costs of the Independent Accounting Firm shall be borne by the parties as follows:

(A)                              if the difference between the absolute value of the Equityholders’ Representative’s aggregate position with respect to the Disputed Amounts and the Independent Accounting Firm’s final determination with respect to the Disputed Amounts is greater than the difference between the absolute value of the Surviving Corporation’s aggregate position with respect to the Disputed Amounts and the Independent Accounting Firm’s final determination with respect to the Disputed Amounts, then the Equityholders, jointly and severally to the extent of the Post-Closing Expense Reserve Funds and the Indemnification Escrow Funds, shall be responsible for all of the fees and costs of the Independent Accounting Firm;

(B)                                if the difference between the absolute value of the Equityholders’ Representative’s aggregate position with respect to the Disputed Amounts and the Independent Accounting Firm’s final determination with respect to the Disputed Amounts is less than the difference between the absolute value of the Surviving Corporation’s aggregate position with respect to the Disputed Amounts and the Independent Accounting Firm’s final determination with respect to the Disputed Amounts, then the Surviving Corporation shall be responsible for all of the fees and costs of the Independent Accounting Firm; and

(C)                                if the absolute value of the Equityholders’ Representative’s aggregate position with respect to the Disputed Amounts and the Independent Accounting Firm’s final determination with respect to the Disputed Amounts is equal to the difference between the absolute value of the Surviving Corporation’s aggregate position with respect to the Disputed Amounts and the Independent Accounting Firm’s final determination with respect to the Disputed Amounts, then the fees and costs of the Independent Accounting Firm shall be borne one-half by the Equityholders, jointly and severally to the extent of the Post-Closing Expense Reserve Funds and the Indemnification Escrow Funds, and one-half by the Surviving Corporation.

(d)                                 The Independent Accounting Firm shall act as an arbitrator to determine, based upon the provisions of this §2.7(d), only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with the procedures set forth in §2.7(a), and in no event shall the Independent Accounting Firm’s calculation of any Disputed Amount be (i) less than the lesser of the amount claimed by either the Surviving Corporation or the Equityholders’ Representative, or (ii) greater than the greater of the amount claimed by either the Surviving Corporation or the Equityholders’ Representative.

(e)                                  Upon the determination, in accordance with §§2.7(b) or 2.7(d), of the final calculations of the amounts of (1) the Closing Cash, (2) the Company Transaction Expenses not (x) paid by the Company prior to the Effective Time, or (y) deducted in connection with the calculation of the Estimated Aggregate Common Stock Merger Consideration Payable At Closing, and (3) the Closing Indebtedness, the Estimated Aggregate Common Stock Merger Consideration Payable at Closing shall be recalculated using such finally determined amounts in lieu of the amounts used in the Closing Estimate and Funds Flow Statement.  The term “Final

Common Stock Merger Consideration” means the result of such recalculation of the Estimated Aggregate Common Stock Merger Consideration Payable at Closing.

(i)                                     If the Final Common Stock Merger Consideration is less than the Estimated Aggregate Common Stock Merger Consideration Payable at Closing (the amount of such deficiency is referred to herein as the “Deficiency”) and the Deficiency is less than the amount of the Purchase Price Adjustment Escrow Amount, then the Equityholders’ Representative and Purchaser shall, pursuant to the Escrow Agreement, direct the Escrow Agent to (A) distribute the amount of the Deficiency from the Purchase Price Adjustment Escrow Account to or as directed by the Surviving Corporation, (B) distribute to the Surviving Corporation (for further distribution to the Effective Time Option Holders) the aggregate amount of the “Partial Purchase Price Escrow Distribution Option Payments” (as such term is defined in the Option Cancellation Agreements) payable to the Effective Time Option Holders pursuant to the Option Cancellation Agreements, which Partial Purchase Price Escrow Distribution Option Payments shall be made on the terms of and subject to the conditions contained in the Option Cancellation Agreements, and (C) distribute the remaining amount of the Purchase Price Adjustment Escrow Funds to the Equityholders’ Representative, for further distribution to the Stockholders in accordance with their respective Pro Rata Shares (and shall thereafter cause the Purchase Price Adjustment Escrow Account to be closed).

(ii)                                  If the Final Common Stock Merger Consideration is less than the Estimated Aggregate Common Stock Merger Consideration Payable at Closing and the amount of the Deficiency is equal to or greater than the amount of the Purchase Price Adjustment Escrow Amount, then the Equityholders’ Representative and Purchaser shall, pursuant to the Escrow Agreement, direct the Escrow Agent to distribute (x) the entire Purchase Price Adjustment Escrow Amount and (y) a portion of the Indemnification Escrow Amount equal to the Deficiency remaining after application of the Purchase Price Adjustment Escrow Amount to or as directed by the Surviving Corporation (and shall thereafter cause the Purchase Price Adjustment Escrow Account to be closed). Notwithstanding any provision of this Agreement to the contrary, Purchaser’s sole recourse for payment of the Deficiency pursuant to this §2.7(e)(ii) shall be the Purchase Price Adjustment Escrow Amount and, to the extent necessary, the Indemnification Escrow Amount and neither Purchaser nor the Surviving Corporation or any of their respective Affiliates shall have any direct claim against any Equityholder in respect thereof.

(iii)                               If the Final Common Stock Merger Consideration is greater than the Estimated Aggregate Common Stock Merger Consideration Payable at Closing (the amount of such excess is referred to herein as the “Positive Adjustment Amount”), then:

(A)                              the Equityholders’ Representative and Purchaser shall, pursuant to the Escrow Agreement, direct the Escrow Agent to (1) distribute to the Surviving Corporation (for further distribution to the Effective Time Option Holders) the aggregate amount of the “Purchase Price Escrow Distribution Option Payments” (as such term is defined in the Option Cancellation Agreements) payable to the Effective Time Option Holders pursuant to the Option Cancellation Agreements, which Purchase Price Escrow Distribution Option Payments shall be made on the terms of and subject to the conditions contained in the Option Cancellation Agreements, and (2) distribute the remaining amount of the Purchase Price Adjustment Escrow Funds to the Equityholders’ Representative, for further distribution to the Stockholders in accordance with their respective Pro Rata Shares;

(B)                                the Surviving Corporation shall pay or cause to be paid to each Effective Time Option Holder the “Final Option Payment” (as such term is defined in the Option Cancellation Agreement to which such Effective Time Option Holder is a party) payable to such Effective Time Option Holder pursuant to such Option Cancellation Agreement, which Final Option Payment shall be made on the terms of and subject to the conditions contained in such Option Cancellation Agreement; and

(C)                                the Surviving Corporation shall, within three (3) Business Days after the determination of the Final Common Stock Merger Consideration, pay or cause to be paid by wire transfer of immediately available funds to the account of the Equityholders’ Representative, for further distribution to the Stockholders in accordance with their respective Pro Rata Shares, an amount in cash equal to the Positive Adjustment Amount less the aggregate amount of the Final Option Payments.

2.8                                 No Further Rights of Transfers.  At and after the Effective Time, each Stockholder shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable Law, and no transfer of Common Shares shall be made on the stock transfer books of the Surviving Corporation.  At the close of business on the day of the Effective Time, the stock ledger of the Company with respect to the Common Shares shall be closed.

2.9                                 Closing.  Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article 7, and subject to the satisfaction or waiver of all of the conditions set forth in Article 6, the closing of the Merger (the “Closing”) shall take place at 9:00 A.M., Central Time, at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Minneapolis, MN 55402 or such other place as shall be agreed to by Purchaser and the Equityholders’ Representative (or by facsimile, electronic mail or overnight courier delivery as the parties may agree), as soon as practicable, but in any event, within three (3) Business Days after the last of the conditions set forth in Article 6 is satisfied or waived, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or at such other date, time or place as the parties hereto shall agree in writing.  Such date is herein referred to as the “Closing Date.”  Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  For accounting purposes, the effective time of the Closing shall be deemed to be 12:01 a.m., Los Angeles time, on the Closing Date.

2.10                           Further Assurances.  At and after the Effective Time, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3
Representations and Warranties of the Company

A.                                   The Company hereby represents and warrants to Purchaser and Merger Sub as of the date of this Agreement as follows:

3.1                                 Due Organization, Good Standing and Corporate Power.  Each of the Company, Tri-Star Electronics International and Tri-Star Europe is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Tri-Star Technologies is a general partnership existing under the laws of the State of California. The Company and each of the Company Subsidiaries has all requisite corporate (or, in the case of Tri-Star Technologies, partnership) power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction set forth on Schedule 3.1.  Schedule 3.1 lists all jurisdictions in which the property owned, leased or operated by the Company or any of the Company Subsidiaries, or the nature of the business conducted by the Company or any of the Company Subsidiaries makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company has made available to Purchaser prior to the date hereof complete and correct copies of the Company’s certificate of incorporation and the Company’s bylaws and the comparable Organizational Documents of each of the Company Subsidiaries, in each case, as amended and in effect as of the date hereof.  Neither the Company nor any of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws, or comparable Organizational Documents.

3.2                                 Authorization; Noncontravention.

(a)                                  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by the Board.  The Stockholders have adopted and approved this

Agreement, the Merger and the transactions contemplated hereby.  No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby (other than the filing of appropriate merger documents as required by the DGCL).  This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.  The other Transaction Documents, when executed and delivered by the Company and, assuming that such Transaction Documents constitute valid and binding obligations of the other parties thereto, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)                                 Except as set forth on Schedule 3.2, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, violate, or result in the violation of any of the provisions of the certificate of incorporation or bylaws or other comparable Organizational Documents, as applicable, of the Company or any of the Company Subsidiaries, or any resolutions adopted by the Stockholders, Board or other governing body of the Company or any of the Company Subsidiaries, (b) with or without the passage of time or the giving of notice or both, conflict with or result in a material breach of, or material default under, or require any Consent under, or result in the creation of any Lien (other than a Permitted Lien) upon any property or assets of the Company or any of the Company Subsidiaries pursuant to any Material Contract to which the Company or any such Company Subsidiary is a party or by which the Company or any such Company Subsidiary or their respective properties may be bound or affected, or (c) subject to the Consents and Filings referred to in §3.4, contravene any material Law or any Order currently in effect.

3.3                                 Capitalization of Company and Company Subsidiaries.

(a)                                  The authorized capital stock of the Company consists of 1,000,000 Common Shares and 100,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Shares”).  At the close of business on the date hereof no Preferred Shares are issued or outstanding and 48,278.4260 Common Shares are issued and outstanding (none of which are treasury shares) and are held of record by the Stockholders as set forth on Schedule 1.1(a), and 3,583.8040 Common Shares are subject to issuance upon exercise of outstanding Options granted pursuant to the terms of agreements listed under the heading “Option Agreements” on Schedule 3.3.

(b)                                 Schedule 3.3 sets forth the authorized capital stock or other equity securities of each of the Company Subsidiaries and the number of outstanding shares or other equity securities and the record and beneficial owner thereof.  All of such outstanding shares or other equity securities are owned by the Company as set forth on Schedule 3.3, free and clear of any Lien or restriction on transfer (other than any restrictions under the Securities Act and applicable state securities Laws and Liens securing Closing Indebtedness).  All issued and outstanding shares of capital stock or other equity securities of the Company and each of the Company Subsidiaries have been duly authorized and validly issued in accordance with all applicable Laws and are fully paid and nonassessable, and except as set forth on Schedule 3.3 are not subject to, nor were they issued in violation of, any preemptive rights.  Except as set forth in this §3.3 or on Schedule 3.3, (i) at the close of business on the date hereof, no shares of capital stock or other equity securities of the Company or any of the Company Subsidiaries were issued, reserved for issuance or outstanding, and (ii) there are no outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, or exercisable or exchangeable for, any shares of capital stock or any other security of the Company or any of the Company Subsidiaries.  Except as described in this §3.3 and as set forth on Schedule 3.3, neither the Company nor any of the Company Subsidiaries is a party to any outstanding option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment which obligates any of them to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company or any Company Subsidiary and there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or any of the Company Subsidiaries.  There are no dividends which have accrued or been declared but are unpaid on the capital stock or other equity securities of the Company or any of the Company Subsidiaries.

(c)                                  Except as set forth on Schedule 3.3, neither the Company nor any of the Company Subsidiaries has any direct or indirect equity interest by stock ownership or otherwise in any other Person.

3.4                                 Consents and Approvals.  No Consent or Filing of or to any Authority or any other third party, which has not been received or made, is necessary or required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger, and (b) the Consents or Filings set forth on Schedule 3.4.

3.5                                 Financial Statements; Undisclosed Liabilities.

(a)                                  The Company has furnished Purchaser with the audited consolidated balance sheets of the Company and the Company Subsidiaries as at December 31, 2009 and December 31, 2010, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2009 and December 31, 2010 (the audited consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2010 is hereinafter referred to as the “Audited Balance Sheet” and December 31, 2010 is referred to herein as the “Audited Balance Sheet Date”), all certified by the Company’s accountants, and the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at September 30, 2011 (the “Unaudited Balance Sheet Date”) and the related unaudited consolidated statements of income for the nine (9) fiscal months ended September 30, 2011 (the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at the Unaudited Balance Sheet Date is hereinafter referred to as the “Unaudited Balance Sheet”).  The financial statements referred to above (collectively, the “Financial Statements”), except as described therein or on Schedule 3.5, have been prepared in accordance with GAAP (except, in the case of the unaudited Financial Statements, for the absence of notes thereto and subject to year-end or audit adjustments and as otherwise described therein).

(b)                                 The Financial Statements present fairly in all material respects the consolidated financial position and the consolidated results of the operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods specified therein.

(c)                                  Except as set forth on Schedule 3.5, neither the Company nor any Company Subsidiary has any material liabilities, commitments or obligations of any nature, whether absolute, accrued or unaccrued, contingent, known or unknown, except (i) liabilities, commitments or obligations disclosed or reflected in the Unaudited Balance Sheet, (ii) current liabilities, commitments or obligations incurred in the Ordinary Course of Business after the Unaudited Balance Sheet Date, (iii) Indebtedness that will constitute Closing Indebtedness, (iv) liabilities and obligations under this Agreement and the other Transaction Documents, (v) liabilities and obligations under (A) the Material Contracts listed on Schedule 3.14 or any other Schedule to this Agreement, or (B) any Contract not required to be listed on Schedule 3.14 or any other Schedule to this Agreement that was entered into in the Ordinary Course of Business, other than, in each case, any liability resulting from the Company’s or any Company Subsidiary’s breach of any such Contracts, and (vi) liabilities and obligations for Company Transaction Expenses (which liabilities and obligations shall (A) be paid in full prior to the Closing, (B) taken into account on the Closing Estimate and Funds Flow Statement for purposes of calculating the Estimated Aggregate Common Stock Merger Consideration Payable at Closing, or (C) taken into account for purposes of calculating the Final Common Stock Merger Consideration).

3.6                                 Absence of Certain Changes.  Except as set forth on Schedule 3.6, during the period from the Audited Balance Sheet Date to the date of this Agreement, (a) the business of the Company and the Company Subsidiaries has been conducted only in the Ordinary Course of Business, (b) no event has occurred that has had a Material Adverse Effect on the Company and (c) no action has been taken that if taken after execution of this Agreement would have required Purchaser’s consent pursuant to §5.3 hereof.

3.7                                 Compliance with Laws.  The Company and the Company Subsidiaries are in compliance, in all material respects, with all requirements of Law and all Orders to which they or their respective properties or assets are subject.  Except as set forth on Schedule 3.7, during the three (3) years preceding the date of this Agreement (a) no notice, citation, summons or Order has been received by the Company or any of the Company Subsidiaries, (b) no complaint has been filed and served on the Company or any of the Company Subsidiaries, and (c) no material penalty has been assessed, in each case with respect to any alleged violation by the Company or any of the Company Subsidiaries of any requirement of Law or any Order.

3.8                                 Permits.  As of the date of this Agreement, the Company and the Company Subsidiaries hold and are in compliance, in all material respects, with all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, exemptions and orders from Authorities (collectively, the “Permits”) that are necessary for the operation of the business of the Company and/or the Company Subsidiaries as presently conducted, or that are necessary for the lawful ownership of their respective properties and assets.  Except as set forth on Schedule 3.8, during the three (3) years preceding the date of this Agreement (a) no notice, citation, summons or order has been received by the Company or any of the Company Subsidiaries, (b) no complaint has been filed and served on the Company or any of the Company Subsidiaries, and (c) no material penalty has been assessed, in each case with respect to any alleged failure by the Company or any of the Company Subsidiaries to have any Permit.  Schedule 3.8 sets forth a list, as of the date hereof, of all material Permits that are held by the Company and/or the Company Subsidiaries.

3.9                                 Litigation.  Schedule 3.9 sets forth a list of all material actions, suits, claims and proceedings at law or in equity, or arbitration or administrative or other proceedings by or before any Authority, pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, or any of their respective properties or rights, or against any of their respective directors, officers or employees (in their capacities as such), by or before any Authority.  Except as set forth on Schedule 3.9, there are no outstanding Orders against the Company or any of the Company Subsidiaries, or any of their respective assets or properties.

3.10                           Employee Benefit Plans.

(a)                                  Except as set forth on Schedule 3.10, neither the Company nor any of the Company Subsidiaries sponsors, maintains, contributes or has any obligation to make contributions to, or has any other obligations, contingent or otherwise, with respect to any “employee benefit plans” within the meaning of Section 3(3) of ERISA, or any other retirement, pension, profit sharing, stock option, stock bonus or deferred compensation, severance pay, salary continuation, bonus, incentive, sick leave or other employee benefit plan, or material contract, program, fund or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) that provides benefits to current or former employees, officers, directors or individuals who are consultants or independent contractors of the Company or any of the Company Subsidiaries (collectively, “Employee Benefit Plans”).

(b)                                 Except as set forth on Schedule 3.10:  (i) each Employee Benefit Plan is in material compliance with applicable Law and has been administered and operated in all material respects in accordance with its terms, (ii) each Employee Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received, or has timely requested, a favorable determination letter from the IRS and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination, (iii) neither the Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to, or an unsatisfied material obligation to, a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, that would result in a material liability of the Company or a Company Subsidiary, (iv) neither the Company nor any of the Company Subsidiaries, nor, to the

Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA or a material Tax pursuant to Section 4975 of the Code and there have been no material breaches by the Company or its officers of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that would reasonably be expected to result in any material liability or material excise tax under ERISA or the Code being imposed, (v) no claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened in writing with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims) that would reasonably be expected to result in a material liability of the Company or the Company Subsidiaries taken as a whole, (vi) no Employee Benefit Plan provides life, health, medical or other welfare benefits to any former employees of the Company or any of the Company Subsidiaries, except as may be required under Section 4980B of the Code or by applicable state insurance Laws, (vii) all contributions (including all employer contributions and employee salary reduction contributions, if any) which are due have been made in all material respects within the time period prescribed by ERISA to each Employee Benefit Plan which is an employee pension benefit plan (within the meaning of Section 3(2) of ERISA); (viii) the Company has made available to Purchaser complete and correct copies of the following documents, with respect to each Employee Benefit Plan, to the extent applicable:  (A) the plan documents, summary plan descriptions, summaries of material modification, most recent summary annual reports, related trust agreements, insurance contracts and other funding arrangements, (B) the most recent IRS determination letter and (C) the most recent Form 5500 Annual Reports and all accompanying schedules, (ix) with respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company and each member of the Controlled Group have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA except to the extent any failure to so comply would not result in a material liability of the Company or a Company Subsidiary, (x) no Employee Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code), (xi) all contributions, transfers of property and payments in respect of any Employee Benefit Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code, except as would not result in a material underpayment of Taxes by the Company or a Company Subsidiary, (xii) all (A) insurance premiums required to be paid with respect to, and (B) benefits, expenses, and other amounts due and payable under, the Employee Benefit Plans have been paid, made or accrued on the books and records of the Company, (xiii) with respect to any insurance policy providing funding for benefits under any Employee Benefit Plan, (A) there is no material liability of the Company or any of the Company Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such material liability if such insurance policy was terminated on the date hereof, and (B) to the Knowledge of the Company, no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Company, no such proceedings with respect to any such insurer are imminent, and (xiv) no Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company or any of the Company Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

(c)                                  (i) neither the Company nor any member of the Controlled Group has incurred any withdrawal liability (within the meaning of Part I of Subtitle E of Title IV of ERISA) in connection with a multiemployer plan to which the Company or any member of the Controlled Group has or had an obligation to contribute, and (ii) to the Knowledge of the Company, no multiemployer plan to which the Company or any member of the Controlled Group has an obligation to contribute is in reorganization (within the meaning of Part 3 of Subtitle E of Title IV of ERISA).

(d)                                 The representations and warranties in this §3.10 are the sole and exclusive representations and warranties of the Company concerning employee benefit plan matters.

3.11                           Labor Matters.

(a)                                  Except as set forth on Schedule 3.11, no employee of the Company or any of the Company Subsidiaries is represented by any union or any collective bargaining agreement.  Except as set forth on Schedule 3.11, during the three (3) years preceding the date of this Agreement, no labor organization or group of employees of the Company or any of the Company Subsidiaries has made a demand for recognition or certification, nor have the Company or any of the Company Subsidiaries experienced any labor dispute, strike, slowdown or work stoppage (nor, to the Knowledge of the Company, is any such labor dispute, strike, slowdown or work stoppage threatened).  Except as set forth on Schedule 3.11, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the Company or any of the Company Subsidiaries.  Except as set forth on Schedule 3.11, there are no pending unfair labor practice charges, and during the three (3) years preceding the date of this Agreement there have been no unfair labor practice charges filed, against the Company or any of the Company Subsidiaries.

(b)                                 Except as set forth on Schedule 3.11, with respect to the employees of the Company and the Company Subsidiaries, during the last twelve (12) months, there has been no mass layoff, plant closing, or shutdown that implicates the Worker Adjustment Retraining & Notification Act of 1988 or any similar state or local Law.

(c)                                  Schedule 3.11(c), Part 1, lists each employee of the Company or any Company Subsidiary as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit.  The information that the Company or any Subsidiary provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permits was true and complete in all material respects.  Neither the Company nor any Subsidiary has received any notice from the Department that any Work Permit has been revoked.  There is no action pending or, to the Knowledge of any Seller, threatened to revoke or adversely modify the terms of any Work Permit.  Except as set disclosed in Schedule 3.11(c), Part 2, no employee of the Company or any Subsidiary is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status.  For each employee of the Company or any Subsidiary hired after November 6, 1986, the Company or such Subsidiary has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

3.12                           Tax Matters.  Except as set forth on Schedule 3.12:

(a)                                  The Company and each of the Company Subsidiaries has timely filed or caused to be timely filed all material returns, statements, forms, elections and reports (including estimated Tax or information returns and reports), for or relating to Taxes that are required to be filed with any Taxing Authority by, or with respect to, the Company and the Company Subsidiaries (the “Tax Returns”) (taking into account any applicable extension of time within which to file); provided that, for the purposes of this §3.12 all Tax Returns related to income Tax shall be deemed to be material.

(b)                                 All Taxes and Tax liabilities of the Company and the Company Subsidiaries for any Taxable Period ending on or before the Closing Date have been (or will be) paid on or prior to the Effective Time, or to the extent not yet due and payable, accrued on the books and records of the Company and the Company Subsidiaries.

(c)                                  None of the Tax Returns of the Company or any of the Company Subsidiaries for any Taxable Period beginning on or after January 1, 2007 has been or is currently the subject of an audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality nor has the Company or any of the Company Subsidiaries received any written notices from any Taxing Authority that such an audit or examination is contemplated or pending.

(d)                                 Neither the Company nor any of the Company Subsidiaries (i) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of a material amount of Taxes that has not expired, (ii) is currently subject to a private letter ruling of the IRS (or comparable rulings of any Taxing Authority), or (iii) has entered into a closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Taxing Authority with respect to any Taxable Period beginning on or after January 1, 2007.

(e)                                  All material Taxes that the Company or the Company Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been paid over to the proper authorities to the extent due and payable.

(f)                                    The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any point during the five (5) year period ending on the Closing Date.

(g)                                 Neither the Company nor any of the Company Subsidiaries has been a member of an (A) Affiliated Group, or (B) an affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes for any Taxable Period for which the statute of limitations has not expired, in each case other than a group of which the Company or a Company Subsidiary is (or was) the common parent.  Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) for a period for which the statute of limitations has not expired and there are no tax sharing, allocation or indemnification agreements in effect as between the Company or the Company Subsidiaries and any other party under which the Surviving Corporation or the Company Subsidiaries would reasonably be expected to have liability after the Closing Date.

(h)                                 Neither the Company nor any of the Company Subsidiaries has distributed the capital stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last two (2) years, and neither the capital stock of the Company nor the capital stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last two (2) years.

(i)                                     Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Section 301.6011-4(b).  If the Company or any of its Subsidiaries has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then the Company believes that it has either (i) substantial authority for the tax treatment of such transaction, or (ii) disclosed on its applicable Tax Returns the relevant facts affecting the tax treatment of such transaction.

(j)                                     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period (or portion of any Taxable Period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date, (iii) cash basis method of accounting or percentage of completion method of accounting, (iv) an election under Section 108(i) of the Code, or (v) prepaid amount received on or prior to the Closing Date.

(k)                                  The representations and warranties in this §3.12 are the sole and exclusive representations and warranties of the Company concerning Tax matters.

3.13                           Intellectual Property.

(a)                                  Schedule 3.13 sets forth a list of all Intellectual Property owned by the Company and each of the Company Subsidiaries, except unregistered trademarks, unregistered copyrights, and trade secrets (the “Listed Intellectual Property”), as well as the application or registration number, the jurisdiction and the record owner for each item.  Except as set forth on Schedule 3.13, no registration relating to the Listed Intellectual Property (if any), to the Knowledge of the Company, is the subject of any inter-partes proceedings.

(b)                                 The Company or a Company Subsidiary owns or has the right to use, free and clear of all Liens (other than Liens securing Closing Indebtedness and Permitted Liens), all Intellectual Property necessary to conduct the businesses of the Company and the Company Subsidiaries as presently conducted.

(c)                                  Except as set forth on Schedule 3.13, neither the Company nor any of the Company Subsidiaries has infringed on or misappropriated and is not now infringing on or misappropriating any intellectual property right belonging to any Person, and no claim, for which the Company or any of the Company Subsidiaries has received written notice, is pending or, to the Knowledge of the Company, threatened to the effect that any Intellectual Property owned by the Company or any of the Company Subsidiaries or used by them in connection with the operation of their respective businesses is invalid or unenforceable.  Except as set forth on Schedule 3.13, to the Knowledge of the Company, no Person is infringing or violating any of the Listed Intellectual Property or any other material Intellectual Property owned by the Company or any of the Company Subsidiaries and used by them in connection with the operation of their respective businesses.

(d)                                 Except as set forth on Schedule 3.13, to the Knowledge of the Company, no employee has contributed to or participated in the discovery, creation or development of any patents or registered copyrights on behalf of the Company or any of the Company Subsidiaries and used by them in connection with the operation of their respective businesses, except for such discoveries, creations or developments that are owned by the Company or a Company Subsidiary.

3.14                           Material Contracts.

(a)                                  Schedule 3.14 hereto sets forth a list, as of the date hereof, of all Contracts of the following nature to which the Company or any of the Company Subsidiaries is a party or by which any of their respective assets are bound (collectively, the “Material Contracts”):  (i) any Contract that relates to Indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company or any of the Company Subsidiaries, (ii) any Contract that relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such Contract of employment and any Contract made in the Ordinary Course of Business and which is expected to be fully performed within ninety (90) days of the date hereof or which involves revenues or expenditures of less than $250,000), (iii) any Contract that obligates the Company or any of the Company Subsidiaries not to compete with any business, or to conduct any business with only certain parties, or which otherwise restrains or prevents the Company or any of the Company Subsidiaries from carrying on any lawful business in any geographic area or which restricts the right of the Company or any of the Company Subsidiaries to use or disclose any information in its possession (excluding in each case customary confidentiality restrictions and restrictions on the solicitation of employees contained in agreements entered into in the Ordinary Course of Business and any confidentiality agreement entered into in connection with the proposed sale of the Company), (iv) any Contract that relates to employment, compensation, severance, or consulting between the Company or any of the Company Subsidiaries and (A) any of their respective officers or directors, or (B) other employees, consultants or agents of the Company or any of the Company Subsidiaries who are entitled to an annual salary thereunder in excess of $150,000 per annum, (v) any lease, sublease or other title retention agreement or conditional sales Contract involving annual payments in excess of $250,000 for any machinery, equipment, vehicle or other tangible personal property (whether the Company or any of the Company Subsidiaries is a lessor or lessee), (vi) any Contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $250,000 and are not otherwise included in the current capital expenditure budget of the Company, a correct copy of which has been included in Schedule 3.14, (vii) any Contract that relates to the retention by the Company or any of the Company Subsidiaries of any manufacturer’s representatives, broker or other sales agent, distributor or representative, or advertising or marketing entity or through which the Company or any of the Company Subsidiaries is appointed or authorized as a sales agent, distributor or representative involving payments to any such Person in excess of $150,000 per annum, (viii) any Contract under which the Company or any of the Company Subsidiaries has granted or received a license or sublicense or under which the Company or any of the Company Subsidiaries is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding off-the-shelf or “shrink wrap” software license agreements and any license agreement requiring annual payments of less than $100,000), (ix) any Contract that is a joint venture or partnership contract or a limited liability company operating agreement, (x) any Contract involving the acquisition of any business enterprise, whether via merger, stock or asset purchase or otherwise, (A) that has been entered into since February 2, 2007, or (B) under which the Company or any Company Subsidiary has ongoing obligations, or (xi) any Contract which involves revenues or expenditures of at least $250,000 and is terminable by any other party thereto upon a change of control of the Company or any Company Subsidiary (provided that, for the purposes of this §3.14(a)(xi), a Contract shall be deemed included in Schedule 3.14 if, as of the date hereof, access to such Contract has been provided to Purchaser in the virtual “data room” established by the Company).

(b)                                 Except as set forth on Schedule 3.14, (i) each Material Contract is legal, valid, binding, and enforceable against the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party to such Material Contract, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights generally and by general principles of equity), (ii) neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in breach or default under any material provision of any Material Contract, and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time, or both, would constitute such a breach or default, or permit termination, modification, or acceleration, under any Material Contract, (iii) neither the Company nor any of the Company Subsidiaries has, and, to the Knowledge of the Company, no other party to any Material Contract has repudiated any material provision of any Material Contract, (iv) none of the Company and its Subsidiaries is disputing and, to the

Knowledge of the Company, no other party to such Material Contract is disputing, any material provision of any Material Contract, and (v) none of the parties to any Material Contract is renegotiating any material amounts paid or payable to or by the Company or any of the Company Subsidiaries under such Material Contract or any other material term or provision thereof.  The Company has made available to Purchaser complete and correct copies of each of the Material Contracts.

3.15                           Real Property.

(a)                                  Neither the Company nor any of the Company Subsidiaries owns any real property.

(b)                                 Schedule 3.15(b) sets forth a list, as of the date hereof, of each lease and sublease and any assignment thereof pursuant to which the Company or any of the Company Subsidiaries leases or subleases any Leased Real Property (each, a “Real Property Lease”).  Except as otherwise set forth on Schedule 3.15(b), with respect to the Leased Real Properties:

(i)                                     each Real Property Lease is legal, valid, binding, and enforceable against the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party to such Real Property Lease, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity);

(ii)                                  none of the Company, the applicable Company Subsidiary or, to the Knowledge of the Company, any other party to any Real Property Lease, is in breach or default under any material provision of any such Real Property Lease, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default by the Company or the applicable Company Subsidiary or any other party to such Real Property Lease, except for such defaults and events as to which requisite waivers or consents have been obtained and except for any such waivers or consents that may be required in connection with the consummation of the transactions contemplated by this Agreement, all of which are described on Schedule 3.4;

(iii)                               none of the Company or the applicable Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such Real Property Lease, except any such mortgage, deed of trust or encumbrance which secures obligations under any Closing Indebtedness;

(iv)                              no third party is in possession of any of the Leased Real Property that is subject to a Real Property Lease, and there are no leases, subleases, licenses, concessions or other agreements granting to any third party the right of use or occupancy of, or interests which would give such third party the right to disturb use or enjoyment of, any portion of any Leased Real Property that is subject to a Real Property Lease; and

(v)                                 to the Knowledge of the Company, there are no pending or contemplated condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of any Leased Real Property that is subject to a Real Property Lease.

3.16                           Title to and Condition of Tangible Assets Other than Real Property Interests.  Except as set forth on Schedule 3.16, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, all the material tangible assets (other than real property or interests in real property) used in the conduct of its business, located on its premises or shown on the Unaudited Balance Sheet or acquired after the date thereof, other than properties and assets disposed of since the date of the Unaudited Balance Sheet, free and clear of all Liens, except for Liens securing Closing Indebtedness and Permitted Liens and such tangible assets are in all material respects sufficient for the conduct of their respective businesses as currently conducted.  Except as set forth on Schedule 3.16, the machinery and equipment used regularly in the conduct of the businesses of the Company and the Company Subsidiaries are in all material respects in good operating condition and repair (subject to normal wear and tear).

3.17                           Environmental Matters.

(a)                                  Except as set forth on Schedule 3.17(a):

(i)                                     the Company and the Company Subsidiaries are and at all times during the three (3) years preceding the date of this Agreement have been in compliance, in all material respects, with all applicable Environmental, Health and Safety Laws, and have obtained, and are in compliance, in all material respects, with all Permits required under applicable Environmental, Health and Safety Laws in connection with the operation of their respective properties, assets and businesses;

(ii)                                  there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, nor, to the Knowledge of the Company, is there any Environmental Claim pending or threatened against any Person whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has retained or assumed contractually;

(iii)                               none of the following exists at any property or facility owned, occupied or operated by the Company or any of the Company Subsidiaries:  (A) underground storage tanks, (B) asbestos-containing material in any form that is or would reasonably be expected to become friable, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments or other disposal areas;

(iv)                              neither the Company nor any of the Company Subsidiaries has stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Materials of Environmental Concern) or owned, occupied or operated any facility or property in a manner that has given or would reasonably be expected to give rise to any material liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental, Health and Safety Laws;

(v)                                 to the Knowledge of the Company, there are no Liens (except for Permitted Liens) arising under any Environmental, Health and Safety Law on any of the Leased Real Property arising as a result of any actions taken or omitted to be taken by the Company or any of the Company Subsidiaries or any of their respective predecessors or Affiliates, and no actions have been taken by any Authority with respect to any of the Leased Real Property to impose an environmental Lien with respect to such property as a result of any such actions;

(vi)                              no property or facility now or, to the Knowledge of the Company, previously owned, occupied or operated by the Company or any of the Company Subsidiaries is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state, provincial or local registry list;

(vii)                           to the Knowledge of the Company, no off site location at which the Company or any of the Company Subsidiaries has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list; and

(viii)                        neither the Company nor any of the Company Subsidiaries has expressly assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental, Health and Safety Laws.

(b)                                 Schedule 3.17(b) sets forth a list, as of the date hereof, of all Permits held by the Company and the Company Subsidiaries required under any Environmental, Health and Safety Law.

(c)                                  The representations and warranties in this §3.17 are the sole and exclusive representations and warranties of the Company concerning environmental matters.

3.18                           Insurance.  Schedule 3.18 sets forth a list, as of the date hereof, of each insurance policy maintained by each of the Company and the Company Subsidiaries with respect to its properties, assets and businesses.  Neither the Company nor any of the Company Subsidiaries is in default with respect to its obligations under any of such insurance policies in any manner that would permit the insurer to cancel the policy.  Since the respective dates of such policies, no written notice of cancellation or non-renewal with respect to any such policy has been received by the Company or any of the Company Subsidiaries.  Schedule 3.18 sets forth a list, as of the date hereof, of all material pending claims with respect to all such policies.  To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has been denied insurance coverage.  Except as set forth on Schedule 3.18, and except for deductibles or retentions under any insurance policy set forth on Schedule 3.18, neither the Company nor any of the Company Subsidiaries has any material self-insurance or co-insurance programs.

3.19                           Customers and Suppliers.  Schedule 3.19 contains (a) a correct and complete list of the top ten (10) customers of Company and the Company Subsidiaries by dollar volume of sales to such customers for the twelve months ended September 30, 2011 (the “Material Customers”), and (b) a list of the top ten (10) suppliers of raw materials, finished parts and outside processing of the Company and the Company Subsidiaries by dollar volume of purchases from such suppliers for the twelve months ended September 30, 2011  (the “Material Suppliers”).  Since September 30, 2011, except as set forth in Schedule 3.19, neither the Company nor any Company Subsidiary has received any notice from any Material Customer to the effect that any such customer will permanently stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise, but not with respect to (i) changes of product specifications, (ii) the types of individual products purchased by such Material Customer, or (iii) monthly fluctuations of purchases of individual products based on such Material Customer’s current needs or requirements of each such products) with respect to, buying products from the Company or any of the Company Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  Since September 30, 2011, except as set forth in Schedule 3.19, neither the Company nor any of the Company Subsidiaries has received any notice from any Material Supplier to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any of the Company Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.20                           Product Warranties.  Except as set forth on Schedule 3.20, all products manufactured, sold or delivered by the Company and the Company Subsidiaries during the past three (3) years have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, other than any such non-conformity that has not had a Material Adverse Effect on the Company.  Except as set forth on Schedule 3.20, no products manufactured, sold or delivered by the Company or any of the Company Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale other than any deviations from the applicable standard terms and conditions in the Ordinary Course of Business.  Schedule 3.20 includes correct and complete copies of such standard terms and conditions of sale for the Company and the Company Subsidiaries (containing applicable guaranty, warranty and indemnity provisions).  Except as set forth on Schedule 3.20, neither the Company nor any of the Company Subsidiaries has been notified during the past three (3) years of any claims for (and, to the Knowledge of the Company, there are no threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of its products or services.  Except as set forth in Schedule 3.20, there have been no product recalls, withdrawals or seizures by any Authority with respect to any products manufactured, sold or delivered by the Company or any of the Company Subsidiaries during the past three (3) years.

3.21                           Product Liability.  Schedule 3.21 sets forth a correct and complete list and brief description of all product liability claims that have been filed and served against the Company or any of the Company Subsidiaries during the past three (3) years.

3.22                           Affiliate Transactions.  Except as set forth on Schedule 3.22 and except for (a) normal advances to employees consistent with past practice, (b) payment of compensation for employment to employees consistent with past practice, (c) participation in the Employee Benefit Plans by employees and (d) transactions between or among the Company and the Company Subsidiaries, during the three (3) years preceding the date of this Agreement, none of the Company and the Company Subsidiaries has purchased, acquired or leased any material property, goods or services from, or sold, transferred or leased any material property or services to, or loaned or advanced any material amount of money to, or borrowed any material amount of money from, or entered into or been subject to any management, consulting or similar agreement with any officer, director or stockholder of the Company or any of the Company Subsidiaries or any of their respective Affiliates.  Except as set forth on Schedule 3.22, no officer, director or stockholder of the Company or any of the Company Subsidiaries and none of their respective Affiliates is indebted to the Company or any of the Company Subsidiaries for money borrowed or other loans or advances, and none of the Company and the Company Subsidiaries is indebted to any such Person for money borrowed or other loans or advances (except, in each case, for normal advances to employees in the Ordinary Course of Business and intercompany indebtedness).  All the agreements and provision of services described on Schedule 3.22 shall terminate effective at the Effective Time.

3.23                           Brokers.  Except for the fees of Harris Williams LLC and Moelis & Company LLC (the “Company Investment Bankers”) (whose fees and expenses shall be paid at the Closing pursuant to §2.6(e) and in accordance with the Company’s agreements with such firms and shall be included in the Company Transaction Expenses), no agent, broker, Person or firm acting on behalf of the Equityholders or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Equityholders, the Company or any of the other parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

3.24                           Exclusivity of Representations.  The representations and warranties made by the Company in §3.1 through §3.23 are the exclusive representations and warranties made by the Company with respect to the Company and the Company Subsidiaries, including the assets of each of them.  The Company hereby disclaims any other express or implied representations or warranties with respect to itself or any of the Company Subsidiaries (including any relating to the future or historical financial condition, results of operations, assets or liabilities of the Company and the Company Subsidiaries or the quality, quantity or condition of the assets of the Company and the Company Subsidiaries).  The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Company or any of the Company Subsidiaries.

B.                                     Each Stockholder, severally and not jointly with any other Person, hereby represents and warrants to Purchaser and Merger Sub as of the date of this Agreement as follows:

3.25                           Capacity; Due Organization, Power and Good Standing.

(a)                                  Such Stockholder, if a corporation, trust or limited partnership, is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate, trust or partnership power and authority to execute and deliver the Transaction Documents to which such Stockholder is a party, to consummate the transactions contemplated thereby and to take all actions required to be taken by such Stockholder pursuant to the provisions thereof.  Such Stockholder, if a corporation, trust or limited partnership, is not in violation of the provisions of the certificate of incorporation or bylaws of such Stockholder, if a corporation, the trust agreement of such Stockholder, if a trust, or the agreement of limited partnership of such Stockholder, if a limited partnership.

(b)                                 Such Stockholder, if a natural person, has the requisite capacity to execute and deliver the Transaction Documents to which such Stockholder is a party, to consummate the transactions contemplated thereby and to take all actions required to be taken by such Stockholder pursuant to the provisions hereof.

3.26                           Authorization; Noncontravention.

(a)                                  The execution, delivery and performance by such Stockholder, if a corporation, trust or limited partnership, of the Transaction Documents to which such Stockholder is a party, and the consummation by such Stockholder of the transactions contemplated thereby, have been duly authorized and approved by all requisite corporate, trust or partnership action.  No other corporate, trust or partnership action on the part of any such Stockholder that is a corporation, trust or limited partnership is necessary to authorize the execution, delivery and performance by such Stockholder of the Transaction Documents to which such Stockholder is a party and the consummation of the transactions contemplated thereby (other than the filing of the appropriate merger documents as required by the DGCL).  The Transaction Documents to which such Stockholder is a party have been duly executed and delivered by such Stockholder and, assuming that such Transaction Documents constitute valid and binding obligations of the other party or parties thereto, constitutes valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(b)                                 The execution and delivery of the Transaction Documents to which such Stockholder is a party do not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, violate, or result in the violation of any of the provisions of the certificate of incorporation or bylaws of such Stockholder, if a corporation, the trust agreement of such Stockholder, if a trust, or the agreement of limited partnership of such Stockholder, if a limited partnership, or any resolutions adopted by the stockholders, board of directors, trustee(s), general partner or other governing body of such Stockholder, if a corporation or a limited partnership, (ii) with or without the passage of time or the giving of notice or both, conflict with or result in a material breach of, or material default under, or require any Consent under, or result in the creation of any Lien upon any property or assets of such Stockholder pursuant to any material Contract to which such Stockholder is a party or by which such Stockholder or its, his or her properties may be bound or affected, or (iii) subject to the Consents and Filings referred to on Schedule 3.4, contravene any Law or any Order.

3.27                           Consents and Approvals.  No Consent of or Filing with any Authority or any other third party is required by or with respect to such Stockholder in connection with the execution and delivery by such Stockholder of the Transaction Documents to which such Stockholder is a party or the consummation by such Stockholder of any of the transactions contemplated thereby, except for the filing of the Certificate of Merger and except as set forth on Schedule 3.4.

3.28                           Brokers.  Except for the fees of the Company Investment Bankers (whose fees and expenses shall be paid by the Company at the Closing in accordance with the Company’s agreements with such firm and shall be included in the Company Transaction Expenses), no agent, broker, Person or firm acting on behalf of such Stockholder is or shall be entitled to any broker’s fees, finder’s fees or commissions from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

3.29                           Title to Shares.  Such Stockholder holds of record, owns beneficially and has good title to the Common Shares owned by such Stockholder (as set forth on Schedule 1.1(a)), free and clear of Liens, claims, demands and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), and such Common Shares constitute all of the Common Shares owned beneficially or held of record by such Stockholder.

3.30                           Exclusivity of Representations.  The representations and warranties made by such Stockholder in §3.25 through §3.29 are the exclusive representations and warranties made by such Stockholder.  Such Stockholder hereby disclaims any other express or implied representations or warranties with respect to itself or himself.

ARTICLE 4
Representations and Warranties of Purchaser and Merger Sub

Purchaser and Merger Sub, jointly and severally, hereby represent and warrant to the Equityholders and the Company as of the date of this Agreement as follows:

4.1                                 Due Organization, Good Standing and Corporate Power.  Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.  Each of Purchaser and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is owned directly by Purchaser free and clear of any Liens of any kind.  Each of Purchaser and Merger Sub has delivered prior to the date hereof to the Company complete and correct copies of its certificate of incorporation and bylaws, in each case, as amended and in full force and effect as of the date hereof.  Neither Purchaser nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.

4.2                                 Authorization; Noncontravention.  Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Purchaser and Merger Sub and the consummation by each of them of the transactions contemplated hereby have been duly authorized and approved by the board of directors of each of Purchaser and Merger Sub.  Purchaser has adopted and approved this Agreement, the Merger and the transactions contemplated hereby.  No other corporate action on the part of either of Purchaser or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Purchaser and Merger Sub and the consummation of the transactions contemplated hereby (other than the filing of the appropriate merger documents as required by the DGCL).  This Agreement has been duly executed and delivered by each of Purchaser and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with, violate, or result in the violation of any of the provisions of the certificate of incorporation or bylaws of Purchaser or Merger Sub, or any resolutions adopted by the stockholders, board of directors or other governing body of Purchaser or Merger Sub, (b) with or without the passage of time or the giving of notice or both, conflict with or result in a material breach of, or default under, or require any Consent under, or result in the creation of any Lien upon any property or assets of Purchaser or Merger Sub pursuant to any material Contract to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub or their respective properties may be bound or affected which would result in a Material Adverse Effect on Purchaser or Merger Sub, or (c) subject to the Consents and Filings referred to in §4.3, contravene any material Law or any Order currently in effect.

4.3                                 Consents and Approvals.  No Consent or Filing of or to any Authority or any other third party which has not been received or made, is required by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement by Purchaser or Merger Sub or the consummation by Purchaser or Merger Sub, as the case may be, of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger, and (b) the Consents or Filings set forth on Schedule 4.3.

4.4                                 Brokers.  No agent, broker, Person or firm acting on behalf of Purchaser or Merger Sub is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from Purchaser, Merger Sub, the Company or any of their respective Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

4.5                                 Merger Sub’s Operations.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

4.6                                 Sufficient Funds.  Purchaser, together with Parent and Parent’s other Subsidiaries, has sufficient funds available to pay or cause to be paid in full the amounts required to be paid by or on behalf of Purchaser and Merger Sub at Closing pursuant to §2.6.

4.7                                 Solvency.  Purchaser and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors.  Immediately after giving effect to the transactions contemplated hereby, the Surviving Corporation and its Subsidiaries will be Solvent.  Immediately after giving effect to the transactions contemplated by this Agreement, the Surviving Corporation and each of its Subsidiaries will have adequate capital to carry on their respective businesses.

4.8                                 Litigation.  There is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before any Authority pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser or Merger Sub, or any of their respective properties or rights which would have, individually or in the aggregate, a Material Adverse Effect on Purchaser or Merger Sub.

4.9                                 Investment Intent.  Purchaser is acquiring the Common Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling the Common Shares, in violation of the federal securities Laws or any applicable foreign or state securities Law, and Purchaser will not offer to sell or otherwise dispose of the Common Shares acquired by it hereunder in violation of any of the registration requirements of the Securities Act or any comparable state Laws.

4.10                           Exclusivity of Representations.  The representations and warranties made by Purchaser and Merger Sub in this Article 4 are the exclusive representations and warranties made by Purchaser and Merger Sub.  Each of Purchaser and Merger Sub hereby disclaims any other express or implied representations or warranties with respect to itself.

4.11                           Investigation by Purchaser and Merger Sub.  In entering into this Agreement, each of Purchaser and Merger Sub acknowledges that it has relied solely upon its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and not on any factual representations or opinions of the Company, any Company Subsidiary, the Equityholders or any of their respective Representatives (except the specific representations and warranties of the Company and the Stockholders set forth in Article 3), and each of Purchaser and Merger Sub acknowledge and agree that the representations and warranties made by the Company and the Stockholders in Article 3 are the exclusive representations and warranties regarding the Company, the Company Subsidiaries and the Stockholders.

ARTICLE 5
Covenants

5.1                                 Access.

(a)                                  During the period commencing on the date hereof and ending on the earlier of (i) the date on which the Effective Time occurs, and (ii) the date on which this Agreement is terminated pursuant to §7.1, the Company shall, and shall cause each of the Company Subsidiaries to, upon reasonable notice, afford Purchaser and Merger Sub and their respective Representatives, reasonable access during normal business hours to the officers, directors, accountants, properties, books and records of the Company and the Company Subsidiaries and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to Purchaser and Merger Sub all information concerning the business, properties and personnel of the Company and the Company Subsidiaries as Purchaser and Merger Sub may reasonably request; provided, that the Company may restrict the foregoing access to the extent that in the reasonable judgment of the Company, any Law applicable to the Company or the Company Subsidiaries requires it to restrict access to any of the business, properties, information or personnel of the Company or the Company Subsidiaries; provided, further, that such access shall not unreasonably disrupt the operations of the Company or any of the Company Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to provide or cause to be provided to Purchaser, Merger Sub or their respective Representatives any information or access that it reasonably believes could violate applicable Law, including Antitrust Laws, rules or regulations or the terms of any confidentiality agreement or cause forfeiture of the attorney-client privilege, provided that, in such event, the Company shall use commercially reasonable efforts to cooperate with Purchaser to permit disclosure of such information in manner consistent with the preservation of such Law, rules or regulations, confidentiality agreement or privilege (including by seeking the consent of the applicable party to whom the duty of confidentiality is owed).

(b)                                 Nothing contained in this Agreement shall be construed to give to Purchaser or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or the Company Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and those of the Company Subsidiaries.

5.2                                 Confidentiality.  Information obtained by Purchaser, Merger Sub, and their respective Representatives pursuant to §5.1 shall be subject to the provisions of the Confidentiality Agreement.  The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and, prior to the Effective Time, the Confidentiality Agreement shall not be modified, waived or amended without the prior written consent of the Equityholders’ Representative; provided, that Purchaser will have no further obligations under the Confidentiality Agreement after the Effective Time.

5.3                                 Pre-Closing Conduct of Business.  Except as set forth on Schedule 5.3 or as expressly permitted or required by this Agreement, during the period commencing on the date hereof and ending at the earlier of (x) the Effective Time, and (y) termination of this Agreement pursuant to §7.1:

(a)                                  the Company will, and will cause each of the Company Subsidiaries to, conduct their operations in all material respects only in the Ordinary Course of Business and, to the extent consistent therewith, use their commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of officers, employees and consultants, and maintain satisfactory relationships with any Person having significant business relationships with the Company and the Company Subsidiaries; and

(b)                                 the Company will not, and will cause each of the Company Subsidiaries not to, effect any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)                                     make any change in or amendment to their respective Organizational Documents;

(ii)                                  issue or sell, or authorize to issue or sell, any shares of their respective capital stock or any other ownership interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any arrangement or Contract with respect to the issuance or sale of, any shares of their respective capital stock or any other ownership interests;

(iii)                               split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of their respective capital stock or its other securities;

(iv)                              declare or pay any dividend or distribution (other than dividends or distributions declared or paid by any Company Subsidiary to the Company or any other Company Subsidiary);

(v)                                 sell, lease, encumber or otherwise dispose of any of their respective properties or assets other than finished goods inventory in the Ordinary Course of Business;

(vi)                              amend in any material respect or terminate any Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract;

(vii)                           (A) incur or suffer the incurrence of any Indebtedness, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course of Business or borrowings under existing credit facilities set forth on Schedule 3.14 (which Indebtedness shall, in any such case, be included in Closing Indebtedness if and to the extent not repaid prior to Closing), (B) assume, guarantee or otherwise become liable for any Indebtedness of any Person, (C) pledge or hypothecate any of its assets or otherwise permit any of its assets to become subject to any Lien, other than Permitted Liens, (D) discharge any Lien or discharge or pay any Indebtedness except in the Ordinary Course of Business or as required or permitted by the terms thereof, or (E) make any loans or advances to any other Person, other than routine advances to employees and consultants consistent with past practice;

(viii)                        grant or agree to grant to any of their respective directors, officers or employees any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Employee Benefit Plans, except (A) as may be required under applicable Law or existing Contracts, (B) pursuant to the Employee Benefit Plans in effect on the date hereof, (C) increases in wages or bonuses with respect to employees earning less than $75,000 per year, in the Ordinary Course of Business, or (D) pursuant to employment, retention, change-of-control or similar type agreements existing as of the date hereof all of which are described in Schedule 3.10;

(ix)                                make or enter into any Tax election or consent to any extension of the limitations period for the assessment of any Tax;

(x)                                   waive any rights of substantial value;

(xi)                                except as may be required by any Authority or under GAAP, make any change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

(xii)                             make any write-down of the value of inventory or write off as uncollectible any accounts receivable except for write-downs and write-offs in the Ordinary Course of Business, as required by GAAP or as otherwise charged against reserves reflected on the books and records of the Company and the Company Subsidiaries;

(xiii)                          make any charitable contributions or pledges exceeding in the aggregate Ten Thousand Dollars ($10,000);

(xiv)                         acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any interest in any corporation, partnership, joint venture or other business organization or division or material assets thereof;

(xv)                            cancel or terminate its current insurance policies or cause any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xvi)                         take any action which would render, or which reasonably would be expected to render, the representations and warranties made by the Company in this Agreement untrue in any material respect at the Closing;

(xvii)                      enter into any agreement containing any provision or covenant restricting in any material respect the Company’s or any Company Subsidiary’s conduct of business or ability to compete in any line of business;

(xviii)                   permit to lapse any material Intellectual Property owned by the Company or any of the Company Subsidiaries (other than pending applications abandoned based on obstacles in prosecution and the exercise of reasonable business judgment);

(xix)                           settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of the Company Subsidiaries not related to the Transactions, other than settlements, offers or proposals to settle made in the Ordinary Course of Business or (ii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated by this Agreement;

(xx)                              enter into any agreement for the sublease of any of the Leased Real Property;

(xxi)                           incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget included in Schedule 3.14;

(xxii)                        hire any employee at an annual compensation rate (salary plus bonus) in excess of $150,000; or

(xxiii)                     authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this §5.3.

(c)                                  Notwithstanding any provision herein to the contrary, the Company and the Company Subsidiaries shall be permitted to continue to conduct their activities regarding cash management matters relating to their businesses (including the collection and transfer of accounts receivable) in accordance with their respective practices in effect as of the date of this Agreement and as may be necessary to settle intercompany payables and receivables and to effect intercompany funding, provided, however, that neither the Company nor any Company Subsidiary shall accelerate, beyond the normal collection cycle, collection of accounts receivable or delay, beyond the normal payment cycle, payment of accounts payable.

5.4                                 Commercially Reasonable Efforts.  Except as otherwise set forth in §5.6, §5.7 and §7.1(b)(i), subject to the terms and conditions set forth herein, and to applicable legal requirements, each of the Company, Purchaser and Merger Sub shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6.

5.5                                 Exclusivity.

(a)                                  During the period from the date of this Agreement until the earlier of (i) the date this Agreement is terminated in accordance with its terms, and (ii) the Effective Time, the Company and the Stockholders shall not, and shall cause the Company Subsidiaries and its and their respective Representatives to refrain from taking any action to, directly or indirectly, encourage, initiate, solicit, respond to or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser or Merger Sub (and their Affiliates and their respective Representatives), concerning any purchase of any capital stock of the Company or any of the Company Subsidiaries or a material portion of the assets of the Company or any of the Company Subsidiaries, or any merger, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries.  The Company and the Stockholders shall promptly notify Purchaser if any proposal regarding the foregoing, or any inquiry from or contact with any Person with respect to such a proposal, is made and shall promptly provide Purchaser with material terms regarding such proposal, including, but not limited to pricing and structure terms.

(b)                                 Immediately following the execution of this Agreement, Company and the Stockholders shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, terminate any existing discussions or negotiations with any Persons, other than Purchaser or Merger Sub (and their respective Affiliates and Representatives), concerning any purchase of any capital stock or a material portion of the assets of the Company or any of the Company Subsidiaries or any merger, recapitalization or similar transaction involving the Company or any of the Company Subsidiaries.

5.6                                 Antitrust Laws.

(a)                                  Each party hereto shall (i) promptly, but in no event later than five (5) Business Days, following the execution and delivery of this Agreement by the parties hereto, take all actions necessary to make any filings required of it or any of its Affiliates under and in compliance with the HSR Act in connection with this Agreement and the transactions contemplated hereby, (ii) as soon as practicable following the execution and delivery of this Agreement by the parties hereto, take all actions necessary to make all other filings required of it or any of its Affiliates under and in compliance with any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, (iii) comply at the earliest practicable date with any informal request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority, and (iv) cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

(b)                                 Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, any Antitrust Authority or any other Authority regarding any of the transactions contemplated hereby.

(c)                                  Purchaser shall pay all filing fees required under the HSR Act.

5.7                                 Other Consents.  Subject to the terms and conditions contained herein, each of Purchaser and the Company shall, and shall cause their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to (a) make, or cause to be made, all filings or notifications (each, a “Filing” and, collectively, the “Filings”) necessary under applicable Law, and (b) obtain, prior to the Closing Date, all consents, waivers, approvals, authorizations, declarations, Orders or registrations (any of the foregoing, a “Consent”) of any Authority or any other third party set forth on Schedule 5.7.

5.8                                 Indemnification of Directors and Officers.

(a)                                  Purchaser and Merger Sub agree to cause the Surviving Corporation to ensure, and the Surviving Corporation immediately following the Closing agrees to ensure, that all rights to indemnification now existing in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company or any of the Company Subsidiaries or who, at the request of the Company or any of the Company Subsidiaries, served as a director, officer, member, manager, trustee or fiduciary of another corporation, partnership, limited liability company, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Directors and Officers”) as provided in the respective charters, bylaws (or comparable Organizational Documents) and indemnification agreements to which the Company or any of the Company Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Effective Time, and such indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such charters and bylaws shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b)                                 Notwithstanding any other provisions hereof, the obligations of Purchaser and the Surviving Corporation contained in this §5.8 shall be binding upon the successors and assigns of Purchaser and the Surviving Corporation.  In the event Purchaser or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this §5.8.

(c)                                  The obligations of Purchaser and the Surviving Corporation under this §5.8 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any of the Indemnified Directors and Officers to whom this §5.8 applies without the consent of such affected Indemnified Director or Officer (it being expressly agreed that the Indemnified Directors and Officers to whom this §5.8 applies shall be third-party beneficiaries of this §5.8, each of whom may enforce the provisions of this §5.8).

5.9                                 Public Announcements.  Prior to the Effective Time, no publicity release or public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Purchaser and the Company (which shall not be unreasonably withheld, conditioned or delayed).  Purchaser and the Company agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby.  Whenever practicable, Purchaser and the Company shall each furnish to the other drafts of all such press releases or public announcements prior to their release.  Nothing contained in this §5.9 shall prevent any party from (a) at any time furnishing any information to any Authority or from making any disclosures required under the Securities Exchange Act, or under the rules and regulations of any national securities exchange on which such party’s shares of capital stock are listed, (b) placing (or permitting such party’s

Representatives to place) a “tombstone” advertisement in any publication or in any marketing or promotional materials, or (c) furnishing any information concerning the transactions contemplated hereby to such party’s officers, directors, managers, shareholders, members, partners, Affiliates or Representatives.  For purposes of the foregoing clauses (b) and (c), Brockway Moran & Partners, Inc. and the Company Investment Bankers and their respective Affiliates and Representatives shall be entitled to use the logos of the Company and the Company Subsidiaries in connection with any such advertisement, marketing, promotional materials or other communications; provided, that any such use of the logo shall be accompanied by the registered trademark symbol (®) or, if applicable, the symbol “TM.”

5.10                           Notification of Certain Matters.  Prior to the Closing, Purchaser, on the one hand, and the Company, on the other hand, shall promptly notify each other of (a) any actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the knowledge of Purchaser or the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, as the case may be, or (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article 6 not to be satisfied on or before the Outside Date.

5.11                           Certain Transactions.  Without limiting the generality of §5.4, Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (a) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Consents of any Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (b) significantly increase the risk of any Authority entering an Order prohibiting the consummation of the transactions contemplated hereby, (c) significantly increase the risk of not being able to remove any such Order on appeal or otherwise, (d) materially affect Purchaser’s financing of the transactions contemplated hereby, or (e) otherwise materially delay or prevent the consummation of the transactions contemplated hereby.

5.12                           Performance.  Purchaser will take all action necessary to cause Merger Sub to perform its obligations to be performed under this Agreement prior to the Closing and to consummate the Merger, in each case, on the terms and conditions set forth in this Agreement.

5.13                           Transfer Taxes.  All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement except as otherwise expressly set forth in §2.6(g) hereof (collectively, the “Transfer Taxes”) shall be paid by Merger Sub or the Surviving Corporation after the Effective Time, and Purchaser shall cause Merger Sub or the Surviving Corporation, as the case may be, to, at its own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

5.14                           Preservation of Records.  For a period of five (5) years after the Closing Date or such other period required by applicable Law, Purchaser shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including any documents relating to any governmental or non-governmental claims, actions, suits, proceedings or investigations) relating to the conduct of the business and operations of the Surviving Corporation and the Company Subsidiaries prior to the Closing Date.  Notwithstanding the foregoing, during such five (5) year period, Purchaser may dispose of any such books and records which are offered to, but not accepted by, the Equityholders’ Representative.  For purposes of the preceding sentence, any offer to the Equityholders’ Representative shall be deemed to be adequate if not responded to in writing by the Equityholders’ Representative within ninety (90) days.  The provisions of this §5.14 shall cease to apply in the event of a sale or disposition of the Surviving Corporation or any of the Company Subsidiaries by Purchaser; provided, however, that Purchaser shall cause the subsequent owner(s) of such entity to assume the obligations of Purchaser set forth in this §5.14.  In the event and for so long as Purchaser, the Surviving Corporation, its Subsidiaries or any Equityholder are actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of the Company Subsidiaries, each of the other parties shall cooperate with it and its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary or reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

5.15                           Resignations of Directors and Officers.  At the request of Purchaser, the Company shall use reasonable commercial efforts to cause each officer and member of the Board and the boards of directors of the Company Subsidiaries to tender his or her resignation from such position effective as of the Closing Date.

5.16                           Code Section 280G Matters.  Prior to the Effective Time, the Company and the Company Subsidiaries shall submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any “disqualified individual” with respect to the Company or any Company Subsidiary (within the meaning of Section 280G(c) of the Code) to receive any payment that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A)(i) of the Code) and as to which such individual waives his or her rights as described in the following sentence in a manner that satisfies the shareholder approval requirements of Section 280G(b)(5) of the Code and any regulations promulgated thereunder to the extent necessary to cause any such payment to not constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.  To the extent that any such “disqualified individual” has the right to receive payments that could constitute “parachute payments” and elects to waive such rights, the Company and the Company Subsidiaries, as applicable, shall obtain waivers of such rights prior to soliciting the vote described in the immediately preceding sentence such that the vote shall, if successful, establish each disqualified individual’s right to the payment.  The Company and the Company Subsidiaries shall provide, or cause to be provided, to Purchaser a draft of all shareholder vote related documents, including, but not limited to, any disclosure documents and disqualified individual waivers.  The Company and the

Company Subsidiaries shall incorporate any reasonable comments that are made by Purchaser.  Purchaser shall reasonably cooperate with the Company in connection with the preparation of such shareholder vote related documents.

ARTICLE 6
Conditions Precedent

6.1                                 Conditions to the Obligations of All Parties.  The respective obligations of Purchaser, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver by Purchaser, Merger Sub or the Company, as appropriate, at or before the Closing Date, of each of the following conditions:

(a)                                  Injunctions; Illegality.  The consummation of the Merger shall not be restrained, enjoined or prohibited by any Order and there shall not have been any Law enacted, promulgated or deemed applicable to the Merger by any Authority which prevents the consummation of the Merger or has the effect of making the Merger illegal.

(b)                                 Governmental Approvals.  Any waiting periods under applicable Antitrust Laws with respect to the transactions contemplated by this Agreement shall have expired, been terminated, been made or been obtained and all other material Filings with, authorizations by, Consents of, or orders or approvals by any Authority that are required for the consummation of the transactions contemplated hereby will have been duly filed and, as required, obtained.

(c)                                  Governmental Action.  No action or proceeding shall be threatened, instituted or pending by any Authority challenging or seeking to prevent or delay consummation of or seeking to render unenforceable the Merger, asserting the illegality of the Merger or any material provision of this Agreement or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(d)                                 Escrow Agreement.  All parties to the Escrow Agreement shall have executed and delivered the Escrow Agreement.

6.2                                 Conditions to the Obligations of Purchaser and Merger Sub.  The obligations of Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Purchaser on or prior to the Closing Date of the following further conditions:

(a)                                  Performance.  All of the agreements and covenants of the Company to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)                                 Representations and Warranties.  Except for the cancellation of the Vested Options held by Mark J. Silk after the date hereof and prior to the Closing as disclosed on Schedule 5.3, the representations and warranties of the Company set forth in §3.3(a) hereof shall be true and correct at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement.  The representations and warranties of the Company contained in Article 3 (other than the representations and warranties set forth in §3.3(a) hereof) shall be true and correct as of the Closing Date in all respects as if made at and as of such time except (i) that the accuracy of representations and warranties that by their terms speak as of a date other than the date of this Agreement will be determined as of such date, and (ii) for inaccuracies of representations or warranties the circumstances giving rise to which do not constitute a Material Adverse Effect on the Company, it being understood that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

(c)                                  Termination of Agreements.  The Sponsor Advisory Agreement and each of the other agreements listed on Schedule 3.22 shall have been terminated; provided, that the obligations of the parties under any provision of the Sponsor Advisory Agreement that are expressly stated to survive the termination thereof shall survive such termination.

(d)                                 Closing Certificate.  The Company shall have delivered to Purchaser a certificate, executed by a duly authorized officer of the Company, in his or her capacity as such, certifying that the conditions specified in §§6.2(a) and (b) have been fulfilled with respect to the Company.

(e)                                  Certificates of Good Standing.  Purchaser shall have received a certificate issued by the Secretary of State (or equivalent Authority) of the state in which the Company and each Company Subsidiary is incorporated (and of each state in which the Company and each Company Subsidiary is qualified as a foreign corporation), dated as of a date prior to the Closing Date that is reasonably acceptable to Purchaser, as to the good standing (or non-dissolution, as applicable) of the Company and each Company Subsidiary in such states.

(f)                                    Certified Charter Documents.  Purchaser shall have received a copy of the charter document of the Company and each of the Company Subsidiaries, as amended to date, certified, as of a date prior to the Closing Date that is reasonably acceptable to Purchaser, by the Secretary of State (or equivalent Authority) of the state of incorporation of the Company and each of the Company Subsidiaries.

(g)                                 Secretary Certificate.  At the Closing, the Company shall have delivered to Purchaser an omnibus certificate of the Secretary of the Company and each of the Company Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, certifying in his or her capacity as such the following:  (i) that the Organizational Documents of the Company and each of the Company Subsidiaries are true, correct and complete and have not been amended since the date of the certification of any copy thereof delivered pursuant to §6.2(f), (ii) the resolutions of the directors and stockholders of the Company which authorize the execution and performance of this Agreement and/or the Merger, and (iii) the incumbency and signatures of the officers of the Company executing this Agreement.

(h)                                 No Material Adverse Effect.  From the date of this Agreement, there shall have not been a Material Adverse Effect with respect to the Company.

(i)                                     Equityholders’ Written Consent. The Equityholders’ Written Consent shall not have been withdrawn, modified, rescinded or superseded.

(j)                                     Option Cancellation Agreements.  None of the Option Cancellation Agreements shall have been withdrawn, modified, rescinded or superseded.

(k)                                  Consents.  The Company shall have obtained, or caused to be obtained, the consents and approvals identified in Schedule 5.7 hereto.

(l)                                     Debt Payoff Letters.  For all of the Closing Indebtedness except the aggregate net liability of the Company and the Company Subsidiaries for accrued but unpaid income Taxes and the aggregate liability of the Company and the Company Subsidiaries for underfunded pension or other Employee Benefit Plans for the benefit of retirees, the Company shall have received one or more payoff letters indicating that, upon payment of a specified amount, such Closing Indebtedness shall be fully paid and discharged.

(m)                               Non-Competition Agreements.  Brockway Moran & Partners Fund II, L.P., Brockway Moran & Partners Associate Co-Invest Fund, Ltd., and Brockway Moran & Partners Co-Invest Fund II, L.P. shall have executed and delivered to Purchaser the Non-Competition Agreement in the form attached hereto as Exhibit E, and Mark J. Silk shall have executed and delivered to Purchaser the Non-Competition Agreement in the form attached hereto as Exhibit F and none of the Non-Competition Agreements shall have been withdrawn, modified, rescinded or superseded.

6.3                                 Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Equityholders’ Representative on or prior to the Closing Date of the following further conditions:

(a)                                  Performance.  All of the agreements and covenants of Purchaser and Merger Sub to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)                                 Representations and Warranties.  The representations and warranties of Purchaser and Merger Sub contained in Article 4 shall be true and correct as of the Closing Date in all respects as if made at and as of such time except (i) that the accuracy of representations and warranties that by their terms speak as of a date other than the date of this Agreement will be determined as of such date, and (ii) for inaccuracies of representations or warranties the circumstances giving rise to which do not constitute a Material Adverse Effect on Purchaser or Merger Sub, it being understood that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

(c)                                  Closing Certificate.  Purchaser and Merger Sub, respectively, shall have delivered to the Equityholders’ Representative a certificate, executed by a duly authorized officer of Purchaser and Merger Sub, respectively, in his or her capacity as such, certifying that the conditions specified in §§6.3(a) and (b) have been fulfilled.

(d)                                 Certificates of Good Standing.  The Equityholders’ Representative shall have received a certificate issued by the Secretary of State (or equivalent Authority) of the state in which each of Purchaser and Merger Sub is incorporated, dated as of a date prior to the

Closing Date that is reasonably acceptable to the Equityholders’ Representative, as to the good standing (or non-dissolution, as applicable) of Purchaser and Merger Sub in such states.

(e)                                  Certified Charter Documents.  The Equityholders’ Representative shall have received a copy of the charter document of each of Purchaser and Merger Sub, as amended to date, certified, as of a date prior to the Closing Date that is reasonably acceptable to the Equityholders’ Representative, by the Secretary of State (or equivalent Authority) of the state of incorporation of Purchaser and Merger Sub, respectively.

(f)                                    Secretary Certificate.  At the Closing, Purchaser shall have delivered to the Equityholders’ Representative an omnibus certificate of the Secretary of Purchaser and Merger Sub, dated as of the Closing Date, in form and substance reasonably satisfactory to the Equityholders’ Representative, certifying the following:  (i) that the Organizational Documents of Purchaser and Merger Sub are true, correct and complete and have not been amended since the date of the certification of any copy thereof delivered pursuant to §7.3(f), (ii) the resolutions of the directors of Purchaser and the directors and sole stockholder of Merger Sub which authorize the execution and performance of this Agreement and/or the Merger, and (iii) the incumbency and signatures of the officers of Purchaser and Merger Sub executing this Agreement.

6.4                                 Frustration of Closing Conditions.  None of Purchaser, Merger Sub, the Equityholders’ Representative or the Company may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its commercially reasonable efforts to cause the Closing to occur, as required by §5.4.

ARTICLE 7
Termination

7.1                                 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a)                                  by mutual written consent of the Company, Purchaser and Merger Sub;

(b)                                 by either Purchaser, on the one hand, or the Company, on the other hand, if (i) any court or other Authority shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger and such Law or Order shall have become final and nonappealable; provided, that the party seeking to terminate pursuant to this §7.1(b)(i) shall have used its commercially reasonable efforts to challenge such Law or Order in accordance with §5.4, or (ii) the transactions contemplated hereby have not been consummated by December 31, 2011 (January 31, 2012 if there is an Antitrust Delay) (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this §7.1(b)(ii) shall not be available to any party whose breach of its obligations under this Agreement has been the cause of, or resulted in, the inability of such condition to be satisfied;

(c)                                  by either Purchaser, on the one hand, or the Company, on the other hand, if any condition to such party’s obligations to consummate the transactions contemplated hereby is incapable of being satisfied on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this §7.1(c) shall not be available to any party whose breach of its obligations under this Agreement has been the cause of, or resulted in, the inability of such condition to be satisfied; or

(d)                                 by the Company if Purchaser or any of its Affiliates receives from any Antitrust Authority any formal request for additional information or documentary material and Purchaser does not notify the Company in writing, within five (5) Business Days of such receipt of a formal request, that Purchaser will comply at the earliest practicable date with such request.

7.2                                 Effect of Termination.  Any termination of this Agreement pursuant to §7.1(b) or (c) by Purchaser, on the one hand, or the Company, on the other hand, shall be effected by written notice thereof by the party electing to terminate this Agreement to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of Purchaser, Merger Sub, the Equityholders or the Company, except that §5.2, §5.6(d), §5.9, Article 9, and this §7.2 shall survive any termination of this Agreement.  Nothing in this §7.2 shall relieve any party to this Agreement of liability for fraud or willful and material breach of this Agreement.  For avoidance of doubt, the terms and conditions of the Confidentiality Agreement shall survive termination of this Agreement for any reason; provided, that Purchaser will have no further obligations under the Confidentiality Agreement after the Effective Time.

ARTICLE 8
Survival; Indemnification

8.1                                 Survival of Representations and Warranties and Other Indemnification Obligations.

(a)                                  The respective representations and warranties of the Company, the Stockholders, Purchaser and Merger Sub contained in Articles 3 and 4 (and, subject to §8.1(d), all related indemnification obligations hereunder) shall survive the Closing until the twelve (12) month anniversary of the Closing Date; provided, however, that (x) the representations and warranties set forth in §§3.10 (Employee Benefit Plans), 3.12 (Tax Matters) and 3.17 (Environmental Matters) shall survive the Closing until the thirty-six (36) month anniversary of the Closing Date, and (y) the representations and warranties set forth in (i) §§3.1 (Due Organization, Good Standing and Corporate Power), 3.2(a) (Authorization; Noncontravention), 3.3(a) and (b) (Capitalization of the Company and Company Subsidiaries), and 3.23 (Brokers) (collectively the “Company Fundamental Representations”), (ii) 3.26 (Authorization; Noncontravention), 3.28 (Brokers) and 3.29 (Title to Shares) (collectively the “Stockholder Fundamental Representations”), and (iii) 4.1 (Due Organization, Good Standing and Corporate Power), 4.2 (Authorization; Noncontravention) and 4.4 (Brokers) (collectively the “Purchaser Fundamental Representations” and, together with the Company Fundamental Representations and the Stockholder Fundamental Representations, the “Fundamental Representations”),  shall survive until the expiration of the applicable statute of limitations period.

(b)                                 The covenants and agreements of the Company, the Stockholders, Purchaser and Merger Sub contained in this Agreement, in each case that are required to be performed prior to the Effective Time, shall survive the Closing until the twelve (12) month anniversary of the Closing Date.

(c)                                  The covenants and agreements of the Equityholders’ Representative, the Stockholders, Purchaser, Merger Sub and the Surviving Corporation contained in this Agreement, in each case that are required to be performed following the Effective Time, shall survive the Closing until expiration of the applicable statute of limitations period.

(d)                                 Neither Purchaser, the Surviving Corporation nor the Stockholders shall have any liability whatsoever with respect to any indemnification claim under this Article 8, respectively (a “Claim”), unless such Claim is made hereunder prior to the expiration of the applicable survival period for such Claim, in which case such Claim shall survive until such Claim has been finally resolved.

8.2                                 Indemnification by Stockholders.  Subject to the other provisions of this Article 8, from and after the Closing:

(a)                                  the Stockholders (jointly and severally solely to the extent of the Indemnification Escrow Funds) shall indemnify, protect and defend Purchaser and its Affiliates (including the Surviving Corporation and the Company Subsidiaries) and each of their respective successors and assigns, as the case may be (the “Purchaser Indemnitees”) and hold each of them harmless against any Losses incurred, suffered or paid, directly or indirectly, by them as a result of, in connection with, or arising out of:  (i) any breach of any representation or warranty made by the Company contained in Article 3 (other than the Company Fundamental Representations), (ii) any breach, non-compliance or non-performance by the Company of any of its covenants or agreements contained in this Agreement that are required to be performed prior to the Effective Time, and (iii) any breach, non-compliance or non-performance by the Equityholders’ Representative of any of its covenants or agreements contained in this Agreement;

(b)                                 each Stockholder (jointly and severally solely to the extent of Indemnification Escrow Funds and, once there are no remaining Indemnification Escrow Funds, severally and not jointly) shall indemnify, protect and defend the Purchaser Indemnitees and hold them harmless against any Losses incurred by them as a result of any breach of the Company Fundamental Representations; and

(c)                                  each Stockholder (severally and not jointly) shall indemnify, protect and defend the Purchaser Indemnitees and hold each of them harmless against any Losses incurred by them as a result of the breach of any representation or warranty made by such Stockholder in Article 3.

8.3                                 Indemnification by Purchaser and the Surviving Corporation. Subject to the other provisions of this Article 8, from and after the Closing, Purchaser and the Surviving Corporation (jointly and severally) shall indemnify, protect and defend the Equityholders and their Affiliates and their respective successors and assigns, as the case may be (the “Equityholder Indemnitees”) and save and hold each of them harmless against any Losses incurred by them as a result of:

(a) any breach of any representation or warranty made by Purchaser or Merger Sub in Article 4, and (b) any breach, non-compliance or non-performance of any covenant or agreement by Purchaser or Merger Sub of any of their covenants or agreements contained in this Agreement.

8.4                                 Limitations on Indemnification.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement but subject to the provisions of §8.4(b), the Stockholders shall not be liable for any Claim for indemnification pursuant to §8.2(a) resulting from an inaccuracy or misrepresentation in or breach of any of the representations and warranties of the Company, other than a Claim based upon a breach, inaccuracy or misrepresentation of a Fundamental Representation (to which the Basket Amount shall not apply), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Stockholders equals or exceeds One Million Four Hundred Twenty-Five Thousand Dollars ($1,425,000) (the “Basket Amount”), in which case the Stockholders shall be liable only for the amount of the Losses in excess of the Basket Amount; provided, however, that for purposes of this §8.4(a), in determining the amount of any Losses resulting from or in connection with the breach of any of the representations and warranties made by the Company in Article 3 of this Agreement, such representations and warranties (except for representations and warranties contained in §3.5(a) and (b)), shall be read as though none of them contained any reference to Material Adverse Effect or other materiality qualifiers.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Merger Sub shall not be liable for any Claim for indemnification pursuant to §8.3 resulting from an inaccuracy or misrepresentation in or breach of any of the representations and warranties of Purchaser and Merger Sub, other than a Claim based upon a breach, inaccuracy or misrepresentation of a Fundamental Representation (to which the Basket Amount shall not apply), unless and until the aggregate amount of indemnifiable Losses which may be recovered from Purchaser and Merger Sub equals or exceeds the Basket Amount, in which case Purchaser and Merger Sub shall be liable only for the amount of the Losses in excess of the Basket Amount; provided, however, that for purposes of this §8.4(a), in determining the amount of any Losses resulting from or in connection with the breach of any of the representations and warranties made by Purchaser and Merger Sub in Article 4 of this Agreement, such representations and warranties shall be read as though none of them contained any reference to Material Adverse Effect or other materiality qualifiers.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement (other than as set forth in the immediately following proviso), the maximum aggregate amount of indemnifiable Losses which may be recovered from the Stockholders for indemnification pursuant to §8.2(a), other than Losses based upon a breach, inaccuracy or misrepresentation of a Fundamental Representation (to which the liability cap described in this §8.4(b) shall not apply), shall be the Indemnification Escrow Amount, and the Indemnification Escrow Amount will be (i) the sole recourse, directly or indirectly, of the Purchaser Indemnitees for indemnification pursuant to such §8.2(a), and (ii) the primary recourse, directly or indirectly, of the Purchaser Indemnitees for indemnification pursuant to §8.2(b) (it being agreed that the Purchaser Indemnitees shall have no recourse directly against the Stockholders pursuant to §8.2(b) until there are no remaining Indemnification Escrow Funds); provided, however, that nothing in this Agreement shall limit or otherwise affect any action based on fraud by any party.  In no event shall any of the Purchaser Indemnitees have recourse to the Indemnification Escrow Account for any breach of any representation or warranty made by the Stockholders in Part B of Article 3.  Notwithstanding anything to the contrary contained in this Agreement (other than as set forth in the immediately following proviso), the maximum aggregate amount of indemnifiable Losses which may be recovered from the Purchaser and Merger Sub for indemnification pursuant to §8.3, other than Losses based upon a breach, inaccuracy or misrepresentation of a Fundamental Representation (to which the liability cap described in this §8.4(b) shall not apply), shall be Ten Million Dollars ($10,000,000); provided, however, that nothing in this Agreement shall limit or otherwise affect any action based on fraud by any party.

(c)                                  The representations and warranties of the Company and the Stockholders contained in Article 3 are qualified by, and the Stockholders shall have no liability in respect of, the facts and circumstances disclosed in the Schedules to the extent that the nature and scope of the matters arising from such facts and circumstances is reasonably apparent from such disclosure.

8.5                                 Losses Net of Insurance; Tax Benefits; Etc.   The amount of any Loss for which indemnification is provided under §8.2 or §8.3 shall take into account any Tax benefits actually received in or before the taxable period that includes the indemnity payment (solely through a reduction in cash Tax payments required to be made or an increase in Tax refunds actually received) and net of any cash Tax costs, in each case, as a result of the Loss or receipt of an indemnity payment on a claim therefor, and shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, and (ii) any insurance proceeds actually received as an offset against such Loss (each Person named in clauses (i) and (ii), a “Collateral Source”).  Indemnification under this Article 8 shall not be available unless the Indemnified Party first uses commercially reasonable efforts to seek recovery under all insurance policies. If the amount to be netted hereunder in connection with a Collateral Source from any payment required under §§8.2 or 8.3 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party under this Article 8, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 8 had such determination been made at the time of such payment.

8.6                                 Indemnification Procedures.

(a)                                  Promptly after the incurrence of any Losses by any Person entitled to indemnification pursuant to §§8.2 or 8.3 (an “Indemnified Party”), including, any claim by a third party described in §8.7, which might give rise to indemnification hereunder, the Indemnified Party shall (x) if the party (or parties) from which indemnification is sought is a Stockholder (or are the Stockholders), deliver to the Equityholders’ Representative, and (y) if the party from which indemnification is sought is Purchaser or the Surviving Corporation, deliver to the Surviving Corporation (for purposes of §8.5, this §8.6 and §8.7, the party or parties from which indemnification is sought are referred to as the “Indemnifying Party”) a certificate (a “Claim Certificate”) (provided, however, that the failure by the Indemnified Party(ies) to so deliver a Claim Certificate shall not relieve the Indemnifying Party(ies) of their obligations hereunder, except to the extent that the Indemnified Party(ies) are materially prejudiced by such failure), which Claim Certificate shall:

(i)                                     state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)                                  specify in reasonable detail (and have annexed thereto all reasonably available supporting documentation, including any non-privileged correspondence in connection with any Third Party Claim and, to the extent applicable, evidence of payment for claimed Losses) each individual item of Loss included in the amount so stated, the date such item was paid (if applicable), the basis for any anticipated liability and the nature of the breach of representation or warranty or breach of covenant or claim to which each such item is related and any computation or calculation supporting the amount to which such Indemnified Party claims to be entitled hereunder.

(b)                                 In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection and providing all supporting documentation reasonably available to the Indemnifying Party, and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to a court of competent jurisdiction as set forth in §9.9.

(c)                                  Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim Certificate, Claims for Losses covered by a memorandum of agreement of the nature described in §8.6(b), and Claims for Losses the validity and amount of which have been the subject of judicial determination as described in §9.9 or shall have been settled with the consent of the Indemnifying Party, as described in §8.7, are hereinafter referred to, collectively, as “Agreed Claims.”  Within ten (10) Business Days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay or cause to be paid to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

8.7                                 Third Party Claims.

(a)                                  If a claim by a third party is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article 8 (a “Third Party Claim”), the Indemnified Party shall promptly notify the

Indemnifying Party of such Third Party Claim; provided, however, that the failure by the Indemnified Party to so notify the Indemnifying Party(ies) shall not relieve the Indemnifying Party(ies) of their obligations hereunder, except to the extent that the Indemnified Party(ies) are materially prejudiced by such failure.  The Indemnifying Party shall have thirty (30) days after receipt of such notice to notify the Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense of, but not the settlement of, such Third Party Claim through counsel of its own choosing on behalf of the Indemnified Party.  If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of notice of a Third Party Claim that the Indemnifying Party has elected to assume the defense of such Third Party Claim or if the Indemnifying Party elects not to assume the defense of such Third Party Claim, then, notwithstanding any provision of this §8.7 to the contrary, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party.  Notwithstanding any provision of this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) if (i) the claim for indemnification relates to or arises in connection with any criminal, fraud or other governmental Authority proceeding, action, allegation, investigation or indictment, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim.

(b)                                 Any compromise, settlement or offer of settlement of any Third Party Claim by the Indemnifying Party shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  Unless such consent is obtained, the Indemnifying Party shall continue the defense of such claim; provided, however, that if the Indemnified Party refuses its consent to a bona fide offer of settlement that the Indemnifying Party wishes to accept and that involves no payment of money by the Indemnified Party, and further involves no material limitation on the future operation of the business, assets or property of the Purchaser or any of its Subsidiaries, and that releases the Indemnified Party from all liability in connection with such claim, the Indemnifying Party may reassign the defense of such claim to the Indemnified Party, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party, at the sole cost and expense of the Indemnified Party.  In such event, the obligation of the Indemnifying Party with respect thereto shall not exceed the amount of the offer of settlement that the Indemnified Party refused to accept plus the reasonable costs and expenses of the Indemnified Party prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement.

(c)                                  No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided that if the Indemnifying Party does not elect to conduct the defense and settlement of a Third Party Claim in accordance with this §8.7, the Indemnifying Party shall have the right to participate in such defense or settlement of such Third Party Claim at the Indemnifying Party’s sole expense.

(d)                                 The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the

Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party.  If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party; provided, however the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any such Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(e)                                  The parties hereto shall reasonably cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention, after receipt of notice of a Third Party Claim, and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

8.8                                 Sole Remedy/Waiver. The parties hereto acknowledge and agree that, subject to the last sentence of this §8.8, the remedies provided for in this Article 8 shall be the parties’ sole and exclusive remedy for any breach of the representations and warranties contained in this Agreement.  In furtherance of the foregoing, each of Purchaser, Merger Sub and the Company hereby waives, effective upon the occurrence of the Closing, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any, and claims for rescission) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against any of the Stockholders, the Equityholders’ Representative or any of their respective Representatives, or any member of the board of directors of the Company or any Company Subsidiary, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities law, common law or otherwise) for any breach of the representations and warranties contained in this Agreement.  Nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any such claim or action, or the granting of any such remedy, to the extent that the same shall have been the result of fraud by any Person.

ARTICLE 9
Miscellaneous

9.1                                 Fees and Expenses.  Except as set forth in §§2.7(c)(iv), 5.6(b) and 5.6(d), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.2                                 Extension; Waiver.  Subject to the express limitations herein, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board or the boards of directors of Purchaser or Merger Sub, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.3                                 Notices.  All notices, consents, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by overnight courier or mailed, certified or registered mail with postage prepaid, or sent by facsimile or electronic mail (upon confirmation of receipt), as follows:

(a)                                  if, prior to the Closing, to the Company, to it at:

c/o Brockway Moran & Partners, Inc.
225 NE Mizner Boulevard
Suite 700
Boca Raton, FL  33432
Attention:  Peter W. Klein
Fax:  (561) 750-2001
Email:  pklein@brockwaymoran.com

with a copy (which shall not constitute notice) to:

TSEI Holdings, Inc.
2201 Rosecrans Ave.
El Segundo, CA 90245
Attention:  Mark J. Silk, President & Chief Executive Officer
Fax:                           (310) 536-1360
Email:                 mark.silk@tri-starelectronics.com

(b)                                 if to any of Purchaser, Merger Sub, or, after the Closing, the Surviving Corporation to it at:

c/o Carlisle Companies Incorporated
13925 Ballantyne Corporate Place, Suite 400
Charlotte, NC  28277
Attention:  General Counsel
Fax:  (704) 501-1190
Email:  sford@carlisle.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN  55402
Attention:  Robert A. Rosenbaum
Fax:  (612) 340-2868
Email:  rosenbaum.robert@dorsey.com

(c)                                  if to a Stockholder or the Equityholders’ Representative, to it at:

c/o Brockway Moran & Partners, Inc.
225 NE Mizner Boulevard
Suite 700
Boca Raton, FL  33432
Attention:  Peter W. Klein
Fax:  (561) 750-2001
Email:  pklein@brockwaymoran.com

or to such other Person or address as any party shall specify by notice in writing in accordance with this §9.3 to each of the other parties.  All such notices, requests, demands, waivers and communications shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, (iii) if mailed, five (5) days after being mailed as described above, (iv) if sent by facsimile, when dispatched provided that receipt is confirmed electronically or (v) if sent by electronic mail, when dispatched provided that receipt is confirmed electronically.

9.4                                 Entire Agreement.  This Agreement and the other Transaction Documents contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement, which shall remain in full force and effect until the Closing has occurred, at which time it shall be deemed terminated and of no further force or effect.

9.5                                 Binding Effect; Benefit; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Subject to the preceding sentence, except as set forth in §5.8, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Merger Sub, the Company, the Equityholders, the Equityholders’ Representative or their respective successors, heirs, personal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties; provided, that Purchaser, Merger Sub and, after the Closing, the Surviving Corporation shall each have the right to assign any of its rights under this Agreement to any of its Affiliates, so long as the assigning party remains liable for such Affiliate’s obligations hereunder.

9.6                                 Amendment and Modification.  This Agreement may be amended by the parties hereto at any time prior to the Effective Time by their respective boards of directors; provided, that no amendment that requires stockholder vote under applicable Law shall be made without such requisite vote.  Subject to the foregoing, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Equityholders (or the Equityholders’ Representative on their behalf), Purchaser and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.7                                 Counterparts.  This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts (including by means of telecopied signature pages or signature pages in “pdf” or similar format sent as an attachment to an electronic mail message), each of which shall be deemed to be one and the same instrument.

9.8                                 Delivery by Facsimile or Electronic Mail Attachment.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense.

9.9                                 Governing Law; Jurisdiction and Venue; Waiver of Jury Trial.  THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF.  THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF THIS AGREEMENT AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN §9.3, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED IN THIS §9.9.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

9.10                           Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.11                           Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

9.12                           Attorney’s Fees.  In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing and/or defending such suit or proceeding.

9.13                           Remedies Cumulative.  Except as set forth in §8.8 and otherwise in this Agreement, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

9.14                           Conflict of Interest.  If the Equityholders or the Equityholders’ Representative so desire, and without the need for any consent or waiver by the Surviving Corporation or Purchaser, Greenberg Traurig, LLP is permitted to represent the Equityholders and/or the Equityholders’ Representative after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Greenberg Traurig, LLP is permitted to represent the Equityholders, the Equityholders’ Representative, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with Purchaser, the Surviving Corporation or, any Company Subsidiary or any of their respective agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter.  Upon and after the Closing, the Surviving Corporation and each of the Company Subsidiaries shall cease to have any attorney-client relationship with Greenberg Traurig, LLP, unless and to the extent Greenberg Traurig, LLP is specifically engaged in writing by the Surviving Corporation or any Company Subsidiary to represent the Surviving Corporation or any Company Subsidiary after the Closing and either such engagement involves no conflict of interest with respect to the Equityholders or the Equityholders’ Representative, or the Equityholders or the Equityholders’ Representative (as applicable) consent in writing at the time to such engagement.  Any such representation of the Surviving Corporation or any Company Subsidiary by Greenberg Traurig, LLP after the Closing will not affect the foregoing provisions hereof.  For example, and not by way of limitation, even if Greenberg Traurig, LLP is representing the Surviving Corporation after the Closing, Greenberg Traurig, LLP is permitted simultaneously to represent the Equityholders and/or the Equityholders’ Representative in any matter, including any disagreement or dispute relating hereto.  Furthermore, Greenberg Traurig, LLP is permitted to withdraw from any representation of the Surviving Company or any Company Subsidiary in order to be able to represent or continue so representing the Equityholders or the Equityholders’ Representative, even if such withdrawal causes the Surviving Company or any Company Subsidiary or Purchaser additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

9.15                           Parent Guarantee.  Parent hereby irrevocably and unconditionally guarantees the payment and performance of all obligations of Purchaser and Merger Sub set forth in this Agreement, including the payment of all amounts due to the Equityholders as provided herein in accordance with the terms of this Agreement, the Option Cancellation Agreements and the Escrow Agreement.

ARTICLE 10
Appointment of Equityholders’ Representative

10.1                           Appointment.  The Equityholders hereby constitute, appoint and empower effective from and after the date hereof, Brockway Moran & Partners Fund II, L.P., a Delaware limited partnership, as the Representative of the Equityholders hereunder (in such capacity, the “Equityholders’ Representative”), for the benefit of the Equityholders and the exclusive agent and attorney-in-fact to act on behalf of each Equityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority:  (i) to execute and deliver such waivers and Consents (other than the Equityholders’ Written Consent) in connection with this Agreement and the consummation of the transactions contemplated hereby as the Equityholders’ Representative, in its sole discretion, may deem necessary or desirable, (ii) to collect, hold and disburse the Purchase Price Adjustment Escrow Funds, the Indemnification Escrow Funds and the Post-Closing Expense Reserve Funds in accordance with the terms of this Agreement, (iii) as the Equityholders’ Representative, to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein (including, without limitation, in connection with any and all claims for indemnification brought under Article 8), and to take any and all actions which the Equityholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Equityholders including, consenting to, compromising or settling any such claims, conducting negotiations with Purchaser or the Surviving Corporation or their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation, (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, the Surviving Corporation or any other Person, or by any Authority against the Equityholders’ Representative and/or any of the Equityholders, and receive process on behalf of any or all

Equityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Equityholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation, (C) file any proofs of debt, claims and petitions as the Equityholders’ Representative may deem advisable or necessary, (D) settle or compromise any claims asserted under this Agreement and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Equityholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions, (iv) to refrain from enforcing any right of the Equityholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Equityholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Equityholders’ Representative or by the Equityholders unless such waiver is in writing signed by the waiving party or by the Equityholders’ Representative, (v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Equityholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and (vi) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Equityholders in connection with any matter arising under this Agreement.  NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE EQUITYHOLDERS’ REPRESENTATIVE SHALL HAVE NO POWER OR AUTHORITY TO ACT FOR OR ON BEHALF OF AN STOCKHOLDER IN CONNECTION WITH ANY CLAIM FOR INDEMNIFICATION THAT IS THE SUBJECT OF §8.2(b).

10.2                           Investment of Post-Closing Expense Reserve Amount.

(a)                                  Until the release of the Post-Closing Expense Reserve Funds pursuant to §10.3, the Equityholders’ Representative shall invest and reinvest the Post-Closing Expense Reserve Amount solely (a) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the Laws of a state of the United States of America rated of the highest quality by Moody’s Investors Service, Inc., or Standard & Poor’s Ratings Group, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, “Permitted Investments”), or (b) in money market funds which are invested in Permitted Investments.  If necessary to pay any expenses or satisfy any distributions under §10.3, the Equityholders’ Representative may sell or liquidate, in its sole discretion, any one or more investments prior to maturity and the Equityholders’ Representative shall not be liable to the Equityholders or any of them for any loss or penalties resulting from or relating to such sale or liquidation.

(b)                                 Each Equityholder shall be entitled to receive its, his or her Pro Rata Share of any interest or other income earned on the Post-Closing Expense Reserve Amount and any such income shall be distributed to the Equityholders upon the release of the Post-Closing

Expense Reserve Amount pursuant to the last sentence of §10.3(b) with respect to periods thereafter.  For purposes of income tax reporting, the Equityholders’ Representative will allocate any such interest or other income accrued or paid on the Post-Closing Expense Reserve Amount to the Equityholders in accordance with their Pro Rata Shares and each such Equityholder shall treat and report such interest or other income as income on all Tax Returns filed by such Equityholder.

10.3                           Expense Reimbursement; Indemnification; Release of Post-Closing Expense Reserve Funds.

(a)                                  The Equityholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Equityholders (severally and not jointly) for certain expenses, charges and liabilities as provided below.  In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Equityholders’ Representative hereunder, (i) the Equityholders’ Representative shall incur no responsibility whatsoever to any Equityholder by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Equityholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Equityholders’ Representative pursuant to such advice shall in no event subject the Equityholders’ Representative to liability to any Equityholder.

(b)                                 For the avoidance of doubt, the Post-Closing Expense Reserve Amount has been taken into account for purposes of calculating the Aggregate Net Option Closing Payments and the Estimated Aggregate Common Stock Merger Consideration Payable at Closing.  Accordingly, the Post-Closing Expense Reserve Amount shall be treated for all purposes of this Agreement as having been paid to the Equityholders at the Closing in accordance with their respective Pro Rata Shares.

(c)                                  The Post-Closing Expense Reserve Amount (together with any interest or other income earned on the Post-Closing Expense Reserve Amount) shall be disbursed from time to time after the Closing Date as determined by the Equityholders’ Representative in its sole discretion in payment of any fees and expenses incurred by the Equityholders’ Representative for the benefit of the Equityholders in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of accountants, attorneys and other agents and professional advisers in connection with any such matter, and such disbursements shall be borne by each Equityholder pro rata in accordance with such Equityholder’s Pro Rata Share.  Unless otherwise determined by the Equityholders’ Representative in its sole discretion, on the date which is thirty (30) days after the first anniversary of the Closing, all Post-Closing Expense Reserve Amounts (together with any interest or other income earned on the Post-Closing Expense Reserve Amount) remaining on such date shall be released by the Equityholders’ Representative and distributed to the Equityholders in accordance with their Pro Rata Shares, pursuant to written instructions delivered to the Equityholders’ Representative by each Equityholder or, if no such instructions have been received from any such Equityholder, by check mailed to such Equityholder’s last known address.

(d)                                 Each Equityholder shall indemnify, severally and not jointly, based on such Equityholder’s Pro Rata Share, the Equityholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Equityholders’ Representative hereunder.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Equityholders’ Representative hereunder for its gross negligence or willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Equityholders’ Representative to the Equityholder as to the existence of a deficiency toward the payment of any such indemnification amount, each Equityholder shall promptly deliver to the Equityholders’ Representative full payment of its, his or her Pro Rata Share of the amount of such deficiency.

10.4                           Other Provisions Relating to the Equityholders’ Representative.

(a)                                  All of the indemnities, immunities and powers granted to the Equityholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(b)                                 Purchaser and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Equityholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Equityholders.  Neither Purchaser nor any Affiliate will have any liability to any Equityholder, in each case arising out of the acts or omissions of Equityholders’ Representative, any disputes among Equityholders or with Equityholders’ Representative.

(c)                                  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and (ii) shall survive the consummation of the Merger, and any action taken by the Equityholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Equityholder notwithstanding any contrary action of or direction from such Equityholder, except for actions or omissions of the Equityholders’ Representative constituting gross negligence or willful misconduct.

(d)                                 Each of the Company, Merger Sub and Purchaser acknowledges and agrees that the Equityholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby.  Accordingly, each of the Company, Merger Sub and Purchaser acknowledges and agrees that the Equityholders’ Representative shall have no liability to, and shall not be liable for any Losses of, any of the Company, Merger Sub or Purchaser or to any Purchaser Indemnitee in connection with any obligations of the Equityholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of gross negligence or willful misconduct by the Equityholders’ Representative in connection with the performance of its obligations hereunder.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, each of Purchaser, Merger Sub, the Company, the Stockholders, Parent and the Equityholders’ Representative have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

CARLISLE INTERCONNECT TECHNOLOGIES, INC.

By:	/s/ John E. Berlin
Name: John E. Berlin
Title: President

3S ACQUISITION COMPANY

By:	/s/ Scott Selbach
Name: Scott Selbach
Title: Assistant Secretary

TSEI HOLDINGS, INC.

By:	/s/ Richard J. Wandoff
Name: Richard J. Wandoff
Title: Vice President

CARLISLE COMPANIES INCORPORATED
(solely for the purposes of §9.15 hereof)

By:	/s/ Scott Selbach
Name: Scott Selbach
Title: Vice President, Corporate Development

BROCKWAY MORAN & PARTNERS FUND II, L.P., as Equityholders’ Representative

By:	Brockway Moran & Partners Management
II, L.P., its General Partner

By:	Brockway Moran & Partners, Inc., its
General Partner

By:	/s/ Peter W. Klein
Name: Peter W. Klein
Title: Partner

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

STOCKHOLDERS:

BROCKWAY MORAN & PARTNERS FUND II, L.P.

By:	Brockway Moran & Partners Management II, L.P., its General Partner

By:	Brockway Moran & Partners, Inc., its General Partner

By:	/s/ Peter W. Klein
Name: Peter W. Klein
Title: Partner

BROCKWAY MORAN & PARTNERS ASSOCIATE CO-INVEST FUND, LTD.

By:	Brockway Moran & Partners, Inc., its General Partner

By:	/s/ Peter W. Klein
Name: Peter W. Klein
Title: Partner

BROCKWAY MORAN & PARTNERS CO-INVEST FUND II, L.P.

By:	Brockway Moran & Partners Management II, L.P., its General Partner

By:	Brockway Moran & Partners, Inc., its General Partner

By:	/s/ Peter W. Klein
Name: Peter W. Klein
Title: Partner

ODYSSEY INVESTMENT PARTNERS FUND, L.P.

By:	/s/ William Hopkins
Name: William Hopkins
Title:

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

/s/ Mark J. Silk
Mark J. Silk

M. & S. SILK REVOCABLE TRUST DATED 6/2/97

By:	/s/ Mark J. Silk
Name: Mark J. Silk
Title: Trustee

/s/ David Bouzek
David Bouzek

FIDELITY INVESTMENTS CHARITABLE GIFT FUND

By:	/s/ Ryan A. Boland
Name: Ryan A. Boland
Title: Director — Complex Assets Group

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER